As filed with the Securities and Exchange Commission on August 12, 2004

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM SB-2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MULTICELL TECHNOLOGIES, INC.

55 Access Road, Suite 700
Warwick, Rhode Island 02886
(401) 738-7560
(Name, address and telephone number of Registrant)

DELAWARE (State or other jurisdiction of incorporation or organization)	52-1412493 (I.R.S. Employer Identification No.)

W. Gerald Newmin
55 Access Road, Suite 700
Warwick, Rhode Island 02886
(401) 738-7560
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies To:
Mark R. Ziebell, Esq.
Snell & Wilmer L.L.P.
1920 Main Street, Suite 1200
Irvine, California 92614
(949) 253-2700

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $18,910,132 as of August 10, 2004, based upon the price at which such stock was last sold in the principal market for such stock as of such date.

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(78)
Common stock, $.01 par value (3)	40,000,000	$0.22	$8,800,000	$1,114.96
Common stock, $.01 par value (4)	5,800,000	$0.22	$1,276,000	$ 161.67
Common stock, $.01 par value (5)	2,107,631	$0.22	$ 463,679	$ 58.75
Common stock, $.01 par value(6,7)	21,742,729	$0.22	$4,783,400	$ 606.06
Total	69,650,360		$15,323,079	$1,941.43

(1)

In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2)

In accordance with Rule 457(c), the aggregate offering price of shares of our common stock is estimated solely for purposes of calculating the registration fee payable pursuant hereto, using the average of the bid and ask price reported by The Over-The-Counter Bulletin Board for our common stock on August 10, 2004, which was $0.22 per share and, with respect to shares of our common stock issuable upon exercise of warrants or conversion of loans, the higher of (i) such average sales price or (ii) the conversion price of the preferred stock, the exercise price of the warrants or the conversion price of the loans, as applicable.

(3)	Represents the maximum number of shares of our common stock to be sold issuable upon the conversion of outstanding shares of our Series I convertible preferred stock.
(4)	Represents the number of shares of our common stock to be sold issuable upon exercise of outstanding warrants issued in connection with the issuance of the Series I convertible preferred stock.
(5)	Represents shares of our common stock to be sold that are currently issued and outstanding.
(6)

Represents the number of shares of our common stock to be sold issuable upon exercise of outstanding warrants, other than warrants issued in connection with the issuance of Series I Convertible Preferred Stock, at exercise prices ranging from $0.06 to $0.12 per share.

(7)

Pursuant to Rule 457(p) of the Securities Act, the Registrant is offsetting against the filing fee for this Registration Statement the amount of $982.18, representing the filing fee paid by the Registrant in connection with its Registration Statement on Form S-3, filed on May 14, 2004, File No. 333-115564, which was subsequently withdrawn.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 10, 2004

PROSPECTUS

69,650,360

SHARES OF
COMMON STOCK

This prospectus relates to offer of up to 69,650,360 shares of our common stock, $0.01 par value per share, by the 38 selling stockholders identified on page 13-14 of this prospectus. Of these shares:
•	2,107,631 are currently issued and outstanding,
•

a maximum of 40,000,000 are issuable upon conversion of outstanding shares of our Series I Convertible Preferred Stock, which are convertible pursuant to a formula, provided that the conversion price shall not be less than $0.05 nor more than $0.20 per share;

•	up to 5,800,000 are issuable upon exercise of warrants we issued in connection our issuance of the Series I Convertible Preferred Stock; and
•	up to 21,742,729 are issuable upon exercise of outstanding warrants, at exercise prices ranging from $0.06 to $0.12 per share.

All of the common shares, preferred shares and warrants were previously issued in private placement transactions.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over The Counter Bulletin Board Market under the symbol "MUCL". On August 10, 2004, the last reported sale price of our common stock on the Over The Counter Bulletin Board Market was $0.22 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DESCRIPTION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY MULTICELL TECHNOLOGIES, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS CANNOT SELL THEIR SHARES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SHARES OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is August 10, 2004

______________________________________________________________________________________

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

______________________________________________________________________________________

SUMMARY INFORMATION

The following summary is qualified in its entirety by the more detailed information, financial statements and other data appearing elsewhere in this Prospectus. At various places in this Prospectus, we may make reference to the "company" or "us" or "we."  When we use those terms, unless the context otherwise requires, we mean MultiCell Technologies, Inc. and its subsidiaries.

Company Overview

MultiCell Technologies, Inc., (MultiCell) was incorporated in Delaware on April 28, 1970 as "Exten Ventures, Inc". It operates two subsidiaries, MCT Rhode Island Corp. ("MCT") and Xenogenics Corporation ("Xenogenics"). As used herein, the "Company" refers to MultiCell, together with MCT and Xenogenics. Effective April 1, 2004, we changed our name from Exten Industries, Inc. to MultiCell Technologies, Inc. Our principal offices are at 55 Access Road, Suite 700, Warwick, RI 02886, (401) 738-7560.

We acquired MultiCell Associates, Inc., a Rhode Island corporation, in September 2001, for $2.2 million in cash and stock.

We are a global leader in producing immortalized human liver cells (hepatocytes). Our intellectual property portfolio positions us as a leader in the creation of highly functional, immortalized non-tumorigenic human hepatocyte cell lines. Our proprietary human cell lines are ideal for developing highly predictive, high throughput drug discovery assays and enable innovative clinical approaches for treating a variety of liver-related diseases. We are unique due to our understanding of the function, engineering and culturing of liver cells. Although our unique intellectual property and capabilities are applicable to other cell types, we have strategically chosen to focus on liver cells.

Hepatocytes are the most biochemically complex cells in the human body and play an important role in the synthesis and metabolism of carbohydrates, amino acids, proteins, and lipids. The hepatocyte is also the major player in the activation or inactivation of foreign toxic substances (xenobiotics). Understanding how the human body will react to foreign substances entering the body is a major part of all pharmaceutical and drug compound development. Indeed, hepatotoxicity is the major adverse drug reaction that leads to withdrawal of new drugs from the market. If a pharmaceutical company can understand how the liver metabolizes and reacts to a substance early in the new drug development cycle, millions of development dollars and years of time can potentially be saved.

Our immortalized liver cells have demonstrated the ability to replace primary cells from donated human livers which need continuous procurement and quality testing. Expanded from our cell banks, our cell lines have significant cost and quality control advantages over primary cell sources. Our proprietary human immortalized hepatic cell lines radically differ from other liver cell lines in that they are non-tumorigenic yet regenerate while maintaining liver function. A prolific cell without liver function is of little value. Our cell lines provide a consistent and functional resource for drug discovery and toxicology research, and can also be clinically utilized for cell-based therapies to supplement liver function and regeneration. Our cell lines also naturally produce therapeutic plasma proteins that may be used in new medicines or treatment.

In 2003 we signed an exclusive manufacturing and distribution license agreement for our cell lines with XenoTech, LLC, which is an unrelated party. The agreement is for seven years with minimum royalties of $18 million due the Company in order for XenoTech to maintain exclusivity. XenoTech was founded in 1994 by Andrew Parkinson, Ph.D. to study drug metabolism. XenoTech provides products and contract research services to optimize discovery, development and approval of new drugs and has an established sales and marketing organization to the global pharmaceutical industry. They offer one of the most extensive selections of products for drug metabolism-related research, including liver and pulmonary microsomes and S9, cryopreserved hepatocytes from humans as well as six other toxicologically relevant species, antibodies directed against CYP enzymes, and recombinant CYPs and bDNA probe sets. XenoTech also sells an exclusive culture media for optimum growth of the hepatocytes.

We are differentiated by: 1) our understanding of the function and manipulation of the liver cell and 2) our understanding of cell therapy and cell transplantation. Our intellectual property portfolio positions us for use of immortalized mammalian hepatocytes for treating liver disease. We have established a worldwide reputation as a source of licensed immortalized liver cell lines.

One application for our hepatocytes is use in an artificial liver device. Xenogenics, our majority-owned (56.4%) subsidiary, owns all of the rights to the SybiolR synthetic bio-liver device, for which notice of allotment for a United States patent has been issued. The Sybiol "artificial liver" is intended to act as a substitute liver for a patient whose own liver is healing from injury or disease or for use as an artificial liver "bridge" for transplant patients awaiting a donor organ. This is accomplished by exposing the plasma portion of the blood to functioning liver cells, which perform the functions of the damaged liver of the patient. The key to our device, or other devices attempting to gain approval, is the functionality of the cells. The device may also be used to assist and improve the quality of life for patients with chronic liver disease or episodic liver trauma. Xenogenics has not generated any revenues. We estimate that we will need approximately $500,000 to $750,000 to validate the Sybiol synthetic bio-liver device through large animal testing prior to the initiation of clinical trials.

Recent Developments

On July 13, 2004, we completed a $2 million financing through the sale of 20,000 shares of our Series I Convertible Preferred Stock (the "Series I Preferred Stock") at $100 per share. The financing was completed in a private placement with the Mercator Advisory Group and its related funds. We received the first $1 million on July 13, 2004, and will receive the second $1 million on the day which is two days following our initial filing of this registration statement. Each share of our Series I Preferred Stock is convertible at any time into shares of our common stock at 80% of the average of the lowest three inter-day trading prices of our common stock during the ten consecutive trading days immediately preceding the conversion date, with a maximum conversion price of $0.20 per share and a minimum conversion price of $0.05 per share. The Series I Preferred Stock is non-voting, bears no dividend, and has a preference of priority in liquidation over common and prior or subsequent series of preferred stock, if any.

As part of this financing, we issued three-year warrants to the Mercator Advisory Group and its related funds entitling them to purchase an aggregate of 5,000,000 shares of our common stock at the lower of $0.20 per share or the average of the ten closing prices of our common stock during the ten trading days immediately preceding the exercise date. We also paid to Mercator Advisory Group $100,000 as due diligence fees and $15,000 as reimbursement of legal expenses.

In connection with the financing, we also paid $160,000 to Ascendiant Securities, LLC, as placement agent, and issued to Ascendiant a three-year warrant to purchase up to 800,000 shares of our common stock at the lower of $0.20 per share or the average of the ten closing prices of our common stock during the ten trading days immediately preceding the exercise date.

About the Offering

We are registering the resale of our common stock by the selling stockholders. The selling stockholders and the specific number of shares that they each may resell through this prospectus are listed on page 29-30. The shares offered for resale by this prospectus include the following:
•	2,107,631 common shares that are currently issued and outstanding,
•

40,000,000 common shares that represent the maximum number of shares that may be acquired by certain selling stockholders upon conversion of outstanding shares of our Series I Preferred Stock as of August 10, 2004,

•	27,542,729 common shares that represent the number of shares that may be acquired by the selling stockholders upon the exercise of outstanding warrants as of August 10, 2004.

Information on Outstanding Shares

The number of shares of our common stock outstanding before and after this offering is set forth below:
•	Common stock outstanding before this offering	122,108,708 shares
•	Common stock outstanding after this offering	189,651,437 shares

The number set forth above for the shares of common stock outstanding before this offering is the number of shares of our common stock outstanding on August 10, 2004.

The numbers set forth above do not include 6,436,334 and 4,390,463 shares of our common stock that, as of the date of this prospectus, are issuable upon the exercise of outstanding stock options and conversion of convertible loans, respectively. The options are exercisable at prices ranging from $.06 to $.61 per share, with a weighted average exercise price of $.18 per share. The convertible loans are convertible at prices ranging from $.15 to $.20.

Use of Proceeds

We will not realize any of the proceeds from the sale of the shares offered by the selling stockholders. See "Use of Proceeds".

RISK FACTORS

The shares of our common stock being offered for sale are highly speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these shares. Before purchasing any of these shares, you should carefully consider the following factors relating to our business and prospects. You should also understand that this prospectus contains "forward-looking statements." These statements appear throughout this prospectus and include statements as to our intent, belief or current expectations or projections with respect to our future operations, performance or position. Such forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual events and results, including the results of our operations, could differ materially from those anticipated by such forward-looking statements as a result of various factors, including those set forth below and elsewhere in this prospectus.

We have incurred a net loss of $1,984,053 for the fiscal year ended November 30, 2003 and $1,013,123 for the six months ended May 31, 2004, may incur future losses and may not achieve or sustain profitability.

Since we commenced operations on April 28, 1970, we have incurred an accumulated deficit of $18,240,105 as of May 31, 2004. For the fiscal year ending November 30, 2003 and the six months ended May 31, 2004, we incurred net losses of $1,984,053 and $1,013,123, respectively. Our losses for the past four years and six months have primarily resulted from significant costs associated with the development of the Sybiol® Bio-synthetic liver device, research and development relating to our cell line and other operating costs. We expect that we will continue to incur net losses until we are able to generate sufficient operating revenues to support expenditures. However, we may never generate positive cash flow or sufficient revenue to fund our operations and we may never attain profitability.

If we do not obtain adequate financing to fund our future research and development and operations, we may not be able to successfully implement our business plan.

We have in the past increased, and plan to increase further, our operating expenses in order to fund higher levels of product development, undertake and complete the regulatory approval process, and increase our administrative resources in anticipation of future growth. We will increase our administrative resources to support the hiring of additional employees which will enable us to expand our research and product development capacity. We intend to finance our operations with revenues from royalties generated from our license agreement with XenoTech, by selling capital stock to investors (such as our recently completed $2 million private placement with Mercator Advisory Group and its affiliated funds), through new strategic alliances, and by acquiring or merging with companies that generate revenues and positive cash flows and use such cash flows to cover our operating needs, and continuing to use our common stock to pay for consulting and professional services.

We also anticipate the need for additional financing in the future in order to fund continued research and development and to respond to competitive pressures. We anticipate that our future cash requirements may be fulfilled by product sales, the sale of additional equity securities, debt financing and/or the sale or licensing of our technologies. We cannot guarantee, however, that enough future funds will be generated from operations or from the aforementioned or other potential sources. Although we recently raised gross proceeds of $2 million in a private placement, we do not have any binding commitment with regard to future financing. If adequate funds are not available or not available on acceptable terms, we may be unable to fund expansion, develop new or enhance existing products and services or respond to competitive pressures, any of which could have a material adverse effect on our business, results of operations and financial condition.

If we finance our operations by acquiring other companies using our common stock, the issuance of such shares could adversely affect our stock price and dilute your ownership percentage.

If we resort to the acquisition of profitable, revenue generating companies as a means of financing our operations, we will likely need to issue a substantial number of shares of our common stock to acquire a profitable company which would dilute the percentage ownership of our other shareholders any may adversely affect the price of our stock

If our ownership interest in Xenogenics continues to decline, the value of your investment in our company could be adversely affected.

During the past several years our ownership interest in Xenogenics has decreased from 100% in 1997 to the current 56.4%. The decrease in our ownership percentage is due to our having sold equity in Xenogenics in an effort to raise capital to fund Xenogenics' continuing research and development and operations. As part of the prior offering of Xenogenics' equity, there remains outstanding 211,566 options to purchase common stock of Xenogenics, which, assuming the exercise of all options, would reduce our ownership percentage in Xenogenics to 53.4%.

Although we do not have any future plans to sell any additional equity in Xenogenics, circumstances may arise in which the sale of equity in Xenogenics is the only way we can raise the capital necessary to keep Xenogenics operational. The sale of additional equity in Xenogenics could adversely affect the value of your investment in our common stock.

Our auditors have expressed substantial doubt about MultiCell's ability to continue as a going concern.

As of November 30, 2003, we had incurred an accumulated deficit of $17,226,982 as a result of recurring losses, had current liabilities that exceeded current assets by $596,404 and were in default on certain notes payable. Our independent registered public accounting firm, J.H. Cohn LLP, included an explanatory paragraph in the report on their audit of our 2003 consolidated financial statements which stated, in effect, that such matters raised substantial doubt about our ability to continue as a going concern. As of May 31, 2004, we had an unaudited accumulated deficit of $18,240,105 and had current liabilities that exceed current assets by $962,510. Current liabilities include $735,296 of deferred revenues on the XenoTech license agreement. We believe, but cannot assure, the recent placement of $2.0 million of new equity, combined with anticipated royalty payments from XenoTech and the exercise of stock options and warrants will provide sufficient working capital through at least August 10, 2005. Our audited and unaudited consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty related to our ability to continue as a going concern. Although, as explained above, we intend to finance our operations with revenues from royalties generated from our license agreement with XenoTech, by selling shares of our capital stock to investors, through new strategic alliances, and by acquiring or merging with companies that generate revenues and positive cash flows and using such cash flows to cover our operating needs, and continuing to use our common stock to pay for consulting and professional services, there can be no assurance that we will be able to successfully acquire the necessary capital to continue on-going research efforts and other operations through the year ending November 30, 2004 and thereafter.

Xenogenics has not completed the development of any products and, as a result, has had no revenues from the sale of products since inception and does not expect to be profitable for several more years.

We have not yet begun the regulatory approval process for our Sybiol® synthetic bio-liver device with the Food and Drug Administration (the "FDA"). We halted testing of the original device in early 2001 pending our development of a new design for the liver device to improve oxygen availability. Improved oxygen availability increases the viability of the hepatocytes which is critical to an efficacious liver-assist device. The redesign of a prototype device was completed in late 2002. When our financial position allows, we then plan to initiate the regulatory approval process with the FDA, which may take 3 to 5 years for completion and cost in excess of $5.0 million. These costs include both the work on the Sybiol device and the associated cell line. As a result of Xenogenics' failure to complete the development of any products, Xenogenics has not generated any revenues from the sale of products. As a result, we are dependent on the financial resources of third parties and we cannot give any assurances that we will ever successfully bring this product to market.

If we do not obtain governmental approvals for some of our products, we will be unable to market them.

Under FDA rules, we are required to obtain scientific data to support any health claims regarding human use that we make concerning our products. We will not be able to commercialize certain products until we complete clinical testing, have acceptable clinical trial results and receive regulatory approval from the FDA and foreign regulatory authorities, as appropriate. The FDA and other regulatory authorities require that the safety and efficacy of a biologic product be supported by results from adequate and well-controlled clinical trials before approval for commercial sale with respect to use for humans. If the results of the clinical trials of our products do not demonstrate that they are safe and effective, we will not be able to submit to the FDA relevant applications for pre-market approval. Further, the results of pre-clinical testing and initial clinical trials do not necessarily predict how safe and effective a product will be when it is evaluated in large-scale advanced clinical trials. It is possible that unacceptable side effects may be discovered at any time. A number of companies have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials. Even if we believe the clinical trials that we conduct demonstrate the safety and efficacy of a product, the FDA and other regulatory authorities may not accept our assessment of the results. The process of obtaining regulatory clearances or approvals is costly, uncertain and time-consuming.

We may experience difficulties in the introduction of some of our products that could result in our having to incur significant unexpected expenses or delay the launch of such products.

We cannot predict the duration or success of any pre-clinical and clinical trials that we undertake. The rate of completion of the clinical trials for our products will depend on many factors, including obtaining adequate clinical supplies and the rate of patient recruitment. Patient recruitment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for patients who may enroll in the trial. We may experience increased costs, program delays, or both, if there are delays in patient enrollment in the clinical trials.

The Sybiol synthetic bio-liver device, which is in an early stage of development, may not be completed in time to allow production or marketing due to the inherent risks of new product development, limitations on financing, competition, loss of key personnel and other factors. Unanticipated clinical or regulatory obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible. Furthermore, the development of the Sybiol device has taken longer than anticipated and could be additionally delayed. Therefore, there can be no assurance of timely completion and introduction of such product on a cost-effective basis, or that such product, if introduced, will achieve market acceptance such that it will sustain us or allow us to achieve profitable operations.

Because we are significantly smaller than many other medical technology companies, we may be at a competitive disadvantage if such companies introduce products that are similar to ours. Most of the other medical companies that could be potential competitors have greater capital resources, more significant research and development programs and facilities, and greater experience in the production, marketing and distribution of medical products than we do. There are a number of companies attempting to develop a liver assist device system as well as related cells. Our ability to compete effectively could be adversely affected if one of the more established companies that can devote significant resources to the development, sale and marketing of its products, develops a product that achieves commercial success.

If we do not successfully manage future growth, our ability to complete production of our products according to our current schedule may be adversely affected.

Currently, we have six full-time employees and one part-time employee. We have plans to expand our operations over the next 12 months by adding employees. If we are unable to manage our anticipated future growth effectively with its resulting increases in operating, administrative, financial, accounting and personnel systems, our ability to complete production of our products on schedule could be adversely affected.

Our highly volatile stock price and trading volume may adversely affect the liquidity of our common stock.

The market price of our common stock, as well as the market prices of securities of companies in the biotechnology sector generally, has been highly volatile and is likely to continue to be highly volatile. For example, the market price of our common stock traded as high as $1.16 per share during October of 2003 up from $0.06 six weeks earlier, and recently increased 150% in one day following the announcement of our agreement with Pfizer. While the reasons for the volatility of the market price of our common stock and its trading volume are sometimes unknown, in general the market price of our common stock may be significantly impacted by many factors, including, but not limited to:
•	Announcements of technological innovations or new commercial products by us or our competitors;
•	Publicity regarding actual or potential clinical trial results relating to products under development by us or our competitors;
•	Our financial results or that of our competitors;
•	Announcements of licensing agreements, joint ventures, strategic alliances, and any other transaction that involves the sale or use of our technologies or competitive technologies;
•	Developments and/or disputes concerning our patent or proprietary rights;
•	Regulatory developments and product safety concerns;
•	General stock trends in the biotechnology and pharmaceutical industry sectors;
•	Economic trends and other external factors, including but not limited to, interest rate fluctuations, economic recession, inflation, foreign market trends, national crisis, and disasters; and
•	Health care reimbursement reform and cost-containment measures implemented by government agencies.

These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. The volatility of our common stock could cause you to lose a substantial portion of your investment if you purchased your shares at the higher end of the volatility.

Our common stock is subject to penny stock regulation, which may affect its liquidity.

Our common stock is subject to regulations of the Securities and Exchange Commission (the "Commission") relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or quoted on the NASDAQ National or Small Cap Market that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

The exercise of outstanding options and warrants, the conversion of outstanding Series I convertible preferred stock and debt and the issuance of additional options, warrants, preferred stock and convertible debt may adversely affect our stock price and your percentage ownership.

At August 10, 2004, there are outstanding options to purchase 6,436,334 shares of our common stock, warrants to purchase 27,542,729 shares of our common stock, up to a maximum of 40,000,000 shares issuable upon conversion of outstanding Series I preferred stock and 4,390,463 shares issuable upon conversion of outstanding loans. As a result or our recurring net losses and limited liquid resources, we routinely issue stock or options to pay for services performed. In the future, we may grant more options under stock option plans, as compensation for services performed or otherwise. During 2000, we allocated 35 million shares of common stock for issuance as performance awards under our 2000 Employee Benefit Plan and 5.0 million shares of common stock reserved for issuance as options or restricted stock awards under our 2000 Stock Incentive Plan to employees, outside directors, consultants and vendors. The exercise of stock options and warrants and the conversion of preferred stock and notes that are presently outstanding or may be issued in the future will dilute the percentage ownership of our other stockholders.

The loss of W. Gerald Newmin, the Chairman of the Board, Chief Executive Officer and President of the Company, and/or Ronald Faris, Ph.D., the Chief Science Officer of the Company, would adversely affect our ability to succeed.

We depend heavily on the contributions and efforts of W. Gerald Newmin, and Ronald Faris, Ph.D., who have over 50 years of cumulative experience in the health care industry. Their departures would deprive us of substantial experience, capability and vision which we need to successfully complete and market some of our products. We do not currently have an employment agreement with Mr. Newmin. We have no assurance, therefore, that either of them will remain in our employ. We do not maintain key man insurance on any of these individuals.

Our employment agreement with Ronald Faris, Ph.D., the Chief Science Officer of the Company, only requires him to devote 60% of his business time to us.

On September 13, 2001, we signed an Employment Agreement with Ronald Faris, Ph.D., the Chief Science Officer of the Company that requires him to devote 60% of his business time to our business. From the date of the Employment Agreement until March 31, 2004, Dr. Faris will continue to work at Rhode Island Hospital under a grant received from the National Institutes of Health. A new agreement with Dr. Faris is being finalized, pursuant to which, effective May 1, 2005, he will commence devoting 100% of his time to our Company.

Our limited ability to protect our intellectual property rights may adversely affect our ability to compete.

Our success depends significantly upon proprietary technology. We rely on a combination of intellectual property laws, licensing agreements, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights, all of which afford only limited protection. A notice of allowance for the patent for our liver assist device was issued by the United States Patent office in 2003. We also have a trademark for the name "Sybiol" registered in the U.S. Patent and Trademark Office. The Company has exclusive rights to use several patents and one patent pending for various cell lines and one prosthetic device. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to infringe aspects of our products or services or to obtain and use information that we regard as proprietary. We will monitor the situation and, if warranted, we are ready to file a complaint and take whatever action we deem necessary to protect our intellectual property rights.

FORWARD-LOOKING STATEMENTS

Except for historical information, the information contained in this prospectus and in our reports filed with the SEC are "forward looking" statements about our expected future business and financial performance. These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus. We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. The risks described above in the section entitled "Risk Factors" specifically address some of the factors that may affect our future operating results and financial performance

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock by the selling stockholder. We may receive proceeds from the exercise of the warrants held by the selling stockholders, although some warrants may be exercised on a cashless basis. We intend to use any of the proceeds received from the exercise of warrants held by the selling stockholders for working capital purposes. Pending the use of any such proceeds, we intend to invest these funds in short-term, interest bearing investment-grade securities.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Bulletin Board under the symbol MUCL.OB. Our stock is considered penny stock and is, therefore, subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. Penny stock is defined as any equity security not traded on a national stock exchange or quoted on NASDAQ and that has a market price of less than $5.00 per share. Additional disclosure is required in connection with any trades involving a stock defined as a penny stock (subject to certain exceptions), including the delivery, prior to any such transaction, of a disclosure schedule explaining the penny stock market and the associated risks. Broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction.

The table below gives the range of high and low bid prices of our common stock for the fiscal years ended November 30, 2003 and November 30, 2002 based on information provided by the OTC Bulletin Board. Such over-the-counter market quotations reflect inter-dealer prices, without mark-up, mark-down or commissions and may not necessarily represent actual transactions or a liquid trading market.

Fiscal Year Ended November 30, 2004
	High	Low
First quarter	$.74	$.49
Second quarter	$.56	$.39

Fiscal Year Ended November 30, 2003
	High	Low
First quarter	$.09	$.05
Second quarter	$.08	$.05
Third quarter	$.12	$.09
Fourth quarter	$1.16	$.09

Fiscal Year Ended November 30, 2002
	High	Low
First quarter	$.14	$.08
Second quarter	$.11	$.08
Third quarter	$.08	$.04
Fourth quarter	$.08	$.04

No cash dividends have been paid on our common stock for the 2002 and 2003 fiscal years, nor during the six month period ended May 31, 2004, and no change of this policy is under consideration by the Board of Directors.

The payment of cash dividends in the future will be determined by the Board of Directors in light of conditions then existing, including our Company's earnings, financial requirements, and opportunities for reinvesting earnings, business conditions, and other factors. There are otherwise no restrictions on the payment of dividends. The number of shareholders of record of our Company's Common Stock on August 10, 2004 was approximately 8,073.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF BUSINESS

About MultiCell Technologies, Inc.

MultiCell Technologies, Inc., (MultiCell) was incorporated in Delaware on April 28, 1970 as "Exten Ventures, Inc". It operates two subsidiaries, MCT Rhode Island Corp. ("MCT") and Xenogenics Corporation ("Xenogenics") As used herein, the "Company" refers to MultiCell, together with MCT and Xenogenics. Effective April 1, 2004, we changed our name from Exten Industries, Inc. to MultiCell Technologies, Inc. Our principal offices are at 55 Access Road, Suite 700, Warwick, RI 02886, (401) 738-7560.

We acquired MultiCell Associates, Inc., a Rhode Island corporation, in September 2001, for $2.2 million in cash and stock.

We are a global leader in producing immortalized human liver cells (hepatocytes). Our intellectual property portfolio positions us as a leader in the creation of highly functional, immortalized, non-tumorigenic human hepatocyte cell lines. Our proprietary human cell lines are ideal for developing highly predictive, high throughput drug discovery assays and enable innovative clinical approaches for treating a variety of liver-related diseases. We are unique due to our understanding of the function, engineering and culturing of liver cells. Although our unique intellectual property and capabilities are applicable to other cell types, we have strategically chosen to focus on liver cells.

Hepatocytes are the most biochemically complex cells in the human body and play an important role in the synthesis and metabolism of carbohydrates, amino acids, proteins, and lipids. The hepatocyte is also the major player in the activation or inactivation of foreign toxic substances (xenobiotics). Understanding how the human body will react to foreign substances entering the body is a major part of all pharmaceutical and drug compound development. Indeed, hepatotoxicity is the major adverse drug reaction that leads to withdrawal of new drugs from the market. If a pharmaceutical company can understand how the liver metabolizes and reacts to a substance early in the new drug development cycle, millions of development dollars and years of time can potentially be saved.

Our immortalized liver cells have demonstrated the ability to replace primary cells from donated human livers which need continuous procurement and quality testing. Expanded from our cell banks, our cell lines have significant cost and quality control advantages over primary cell sources. Our proprietary human immortalized hepatic cell lines radically differ from other liver cell lines in that they are non-tumorigenic yet regenerate while maintaining liver function. A prolific cell without liver function is of little value. Our cell lines provide a consistent and functional resource for drug discovery and toxicology research, and can also be clinically utilized for cell-based therapies to supplement liver function and regeneration. The Company's cell lines also naturally produce therapeutic plasma proteins that may be used in new medicines or treatment.

In 2003 we signed an exclusive manufacturing and distribution license agreement for two of our cell lines with XenoTech, LLC. The agreement is for seven years with minimum royalties of $18 million due the Company in order for XenoTech to maintain exclusivity. XenoTech was founded in 1994 by Andrew Parkinson, Ph.D. to study drug metabolism. XenoTech provides products and contract research services to optimize discovery, development and approval of new drugs and has an established sales and marketing organization to the global pharmaceutical industry. They offer one of the most extensive selections of products for drug metabolism-related research, including liver and pulmonary microsomes and S9, cryopreserved hepatocytes from humans as well as six other toxicologically relevant species, antibodies directed against CYP enzymes, and recombinant CYPs and bDNA probe sets.

We are differentiated by: 1) our understanding of the function and manipulation of the liver cell and 2) our understanding of cell therapy and cell transplantation. Our intellectual property portfolio positions us for use of immortalized mammalian hepatocytes for treating liver disease. We have established a worldwide reputation as a source of licensed immortalized liver cell lines.

One application for our hepatocytes is use in an artificial liver device. Xenogenics, our majority-owned (56.4%) subsidiary, owns all of the rights to the SybiolR synthetic bio-liver device, for which notice of allotment for a United States patent has been issued. The Sybiol "artificial liver" is intended to act as a substitute liver for a patient whose own liver is healing from injury or disease or for use as an artificial liver "bridge" for transplant patients awaiting a donor organ. This is accomplished by exposing the plasma portion of the blood to functioning liver cells, which perform the functions of the damaged liver of the patient. The key to our device, or other devices attempting to gain approval, is the functionality of the cells. The device may also be used to assist and improve the quality of life for patients with chronic liver disease or episodic liver trauma.

Xenogenics has not generated any revenues. We estimate that we will need approximately $500,000 to $750,000 to validate the Sybiol synthetic bio-liver device through large animal testing. Assuming we can establish that the Sybiol device can perform liver functions through testing, we plan to joint venture the future development of this product with a major dialysis or pharmaceutical company. After establishing such a partnership, our goal will be to seek and obtain regulatory approval and introduce the Sybiol device for general distribution.

Xenogenics is currently owned as follows:

MultiCell Technologies, Inc.	56.4%
Kestrel Equity Partners, Ltd.	21.7%
Jack Schaps	12.5%
W. Gerald Newmin	8.0%
Others	1.4%

Total	100.0%

Using our immortalized hepatocytes for drug discovery research does not require FDA approval. However, some of our products will be subject to regulation in the United States by the FDA and by comparable regulatory authorities in foreign jurisdictions. Future products including therapeutic plasma proteins, stem cell transplantation and the Sybiol device will be regulated under the Public Health Service Act and the Food, Drug and Cosmetic Act. Using engineered liver cells generated by us for this application will also be regulated by the FDA. Development of a therapeutic product for human use is a multi-step process. After acceptance of a plan by the FDA, animal and human testing must be completed. Human clinical investigations typically involve three phases. Phase I is conducted to evaluate the safety of the experimental product in humans. If acceptable product safety is demonstrated, the Phase II and III studies are initiated. These trials are designed to evaluate the effectiveness of the product in the treatment of a given disease and, typically, are well controlled, closely monitored studies. As Phase II trials are successfully completed, Phase III studies will commence with expanded controlled and uncontrolled trials which are intended to gather additional information about safety and efficacy in order to evaluate the overall risk/benefit relationship of the experimental product and provide an adequate basis for physician labeling. These studies also may compare the safety and efficacy of the experimental device with currently available products. While it is not possible to estimate the amount of time that will be required to complete Phase I, II and III studies, this process, often dependant on the availability of patients, may last three to five years.

We have not yet begun human clinical trials for the Sybiol device. Once the device has demonstrated functionality, the Company intends to seek joint venture arrangements with major renal dialysis companies to complete the development and commercialization of this product.

Presently, our focus is on the generation of short-term revenue to stabilize our cash position. Most pharmaceutical companies in the world have a need for highly functional human liver cells. The engineered liver cells developed by the Company appear to meet many of these needs and we have begun to generate revenues from these cells through our exclusive sales and distribution agreement with XenoTech. In late 2003, we signed an exclusive sales and distribution agreement with XenoTech, LLC. XenoTech will pay a royalty to the Company on all sales of cells and cell products. The agreement is for seven years and calls for annual minimum royalty payments aggregating $18 million over a seven-year period in order to maintain the exclusive arrangement.

With respect to the Company's efforts on behalf of Xenogenics, before human studies may begin, the cells provided for the Sybiol system by the Company will be subjected to the same FDA scrutiny as the Sybiol device. The Company will need to demonstrate sufficient process controls to meet strict standards for a complex medical system. This means the cell production facility will need to meet the same standards as those pertaining to a pharmaceutical company. The cells may be produced in our own facility or by a manufacturing partner with the requisite skills and equipment that meet FDA requirements. Our plan is to partner with a major pharmaceutical company to bring our cells to market. The expertise of such a partner for such a complex endeavor would be invaluable in completing such a program.

About Our Revenues

The Company signed an exclusive agreement with XenoTech pursuant to which XenoTech will distribute two of our engineered cell lines. The agreement calls for XenoTech to make annual minimum royalty payments in order for it to retain the exclusive distribution rights to our cell lines The aggregate of the foregoing minimum payments over the seven year term is approximately $18 million.

In early 2003, Pfizer signed a 15-year non-exclusive license agreement for further research use of our two cell lines.

Patents and Proprietary Technology

Any proprietary protection that our Company can obtain and maintain will be important to our business. The Company has an exclusive, long-term license agreement with Rhode Island Hospital for use of the following patents owned by the Hospital related to liver cell lines and Liver Assist Devices (LADs):
US Patent #6,017,760, Isolation and Culture of Porcine Hepatocytes, expires October 9, 2015;
US Patent #6,107,043, Immortalized Hepatocytes, expires February 8, 2019;
US Patent #5,043,260, Perfusion Device for Hepatocytes, expires August 27, 2008; and
US Patent #4,795,459, Implantable Prosthetic Device (Endothelial) expires January 3, 2006.
US Patent #6129911, Liver Stem Cell, expires October 10, 2017

Once we have begun to generate revenues and pay royalties, the annual license fee structure does not apply. We will pay a 5% royalty until we pay Rhode Island Hospital an aggregate of $550,000. After that, the royalty percentage decreases to 2% for the life of the patents.

Xenogenics was notified by the United States Patent and Trademark Office on November 3, 2003 that its patent application for an "Artificial Liver Apparatus And Method", the Sybiol Synthetic Bio-Liver Device, will be allowed. The Sybiol trademark is registered in the United States Patent and Trademark Office, number 2,048,080.

In December of 2003, we acquired the exclusive worldwide rights to US Patent # 6129911, for Liver Stem Cells. We will pay an annual license fee of $20,000 for the first three years and $10,000 per annum thereafter until a product is developed. Once a product is developed, the annual license fee will end and we will pay Rhode Island Hospital a 5% royalty on net sales until we pay an aggregate of $550,000 in royalties and a 2% royalty thereafter until the expiration of the patent.

Need for Government Approval

The use of immortalized hepatocytes for drug discovery purposes does not require FDA approval. However, some of our products will be subject to regulation in the United States by the Food and Drug Administration ("FDA") and by comparable regulatory authorities in foreign jurisdictions. The Sybiol synthetic bio-liver device will be classified as a "biologic" regulated under the Public Health Service Act and the Food, Drug and Cosmetic Act. The use of HepLiu cells for this application will also be regulated by the FDA. Development of a therapeutic product for human use is a multi-step process. First, animal and in vitro testing must establish the potential safety and efficacy of the experimental product for a given disease. Once the product is found to be reasonably safe and potentially efficacious in animals, suggesting that human testing would be appropriate, an Investigational New Drug ("IND") application is submitted to the FDA. FDA approval, which may in some circumstances involve substantial delays, is necessary before commencing clinical investigations.

Clinical investigations typically involve three phases. Phase I is conducted to evaluate the safety of the experimental product in humans, and if possible to obtain early evidence of effectiveness. Phase I studies also evaluate various routes, dosages and schedules of product administration. The demonstration of therapeutic benefit is not required in order to complete Phase I successfully. If acceptable product safety is demonstrated, the Phase II studies are initiated. The Phase II trials are designed to evaluate the effectiveness of the product in the treatment of a given disease and typically, are well controlled and closely monitored studies in a relatively small number of patients. The optimal routes and schedules of administration are determined in these studies.

As Phase II trials are successfully completed, Phase III studies will commence. Phase III studies are expanded controlled and uncontrolled trials which are intended to gather additional information about safety and efficacy in order to evaluate the overall risk/benefit relationship of the experimental product and provide an adequate basis for physician labeling.

These studies also may compare the safety and efficacy of the experimental device with currently available products. While it is not possible to estimate the amount of time that will be required to complete Phase I, II and III studies, this process often lasts several years.

Following the successful completion of these clinical investigations, the preclinical and clinical evidence that has been accumulated is submitted to the FDA as part of a product license application ("PLA"). Approval of the PLA or IND is necessary before a company may market the product. The approval process can be lengthy and depends upon the time it takes to review the submitted data and the FDA's comments on the application, and the time required to provide satisfactory answers or additional clinical data when requested.

In addition to the regulatory framework for product approvals, we are subject to regulation under state and federal law, including requirements regarding occupational safety, laboratory practices, the use, handling and disposition of radioactive materials, environmental protection and hazardous substance control, and may be subject to other present and possible future local, state, federal and foreign regulation, including future regulation of the biotechnology field.

We have not yet begun the regulatory approval process for our Sybiol Bio-synthetic liver device with the FDA. We halted testing of the original device in early 2001pending our development of a new design for the liver device to improve oxygen availability. Improved oxygen availability increases the viability of the hepatocytes that is critical to an efficacious liver-assist device. The redesign of a prototype device was completed in late 2002. We intend, as soon as adequate funding is available, to begin the approval process again. Upon validation of the device design, we will attempt to find a partner to take the project forward. Before human studies may begin, the cells provided for the system will be subjected to the same scrutiny as the Sybiol device. We will need to demonstrate sufficient process controls to meet strict standards for a complex medical system. This means the cell production facility will need to meet the same Good Manufacturing Practice ("GMP") standards as those pertaining to a pharmaceutical company, for example.

Research and Development

In fiscal year 2003, our Company spent $482,309 on improving the function of our cell lines. Product development costs during fiscal year 2002 were $548,840. These efforts have been towards improving the functionality of our immortalized hepatocytes, introducing products utilizing these cells, and expanding our intellectual property base. Improvements in the function of our immortalized hepatocytes will open even more markets and expand the usage in the current markets for our cells. In November 2002 we were awarded a Phase I Small Business Innovation Research (SBIR) grant from the National Institutes of Health (NIH) to study the production of therapeutic plasma proteins by immortalized, non-tumorigenic human hepatocytes. The aim of the SBIR award is to compare the function of MultiCell's hepatocyte-derived products to recombinant and plasma-derived therapeutic plasma proteins. A future phase of our therapeutic protein development program will be to validate the commercial application of our hepatocyte-derived proteins. Finally, when funding becomes available, we will begin a research program focused on adult liver stem cells. Dr. Ronald Faris, Chief Scientific Officer, holds a patent on adult stem cells that was obtained from Rhode Island Hospital in December of 2003.

Competition

We are engaged in businesses characterized by extensive research efforts, rapid technological change, and intense competition. A number of companies are pursuing artificial liver devices. However there appears to be only one real non-academic competitor in the immortalized hepatocyte business. Competitors in various stages of development of liver-related products or technologies include:

Amphioxis is focused on the sale of immortalized hepatocytes. The cells they are promoting are based on a cell line developed from a hepatoma (cancerous liver tumor) therefore the efficacy and functionality of the cells are suspect.

Teraklin is a German based company developing a liver filtering system utilizing albumin to remove toxic substances. The system would appear to have use in critically ill patients to bridge them to transplantation.

Hepalife, a Canadian firm, is developing, under a recently extended research contract, a porcine cell line that it believes will have application in a liver assist device. To our knowledge, they do not have an actual device so they would be many years from having a commercially available product.

VitaGen (formerly Hepatix) was acquired by Vital Therapies, Inc. after declaring bankruptcy. We believe they hope to restart their clinical trial program at some point in the future.
In Europe, Braun Inc. has demonstrated interest in supporting the development of a complicated and sophisticated hollow fiber device, which has already been used to treat two patients.

To our knowledge, there is no approved affordable mass produced live-cell bio-artificial liver device currently available on the global market. Our device is intended to closely replicate human liver functions and not just to function as a blood-cleaning device. We believe that the differences in design between existing products and the Sybiol device will result in the Sybiol device achieving commercial success that will ultimately benefit our stockholders.

Employees

As of August 10, 2004 we had had six full-time employees and one part-time employee.

MANAGEMENT'S DISCUSSION AND ANALYSIS

This Registration Statement contains forward-looking statements that involve risks and uncertainties. These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including, but not limited to, our ability to complete and fund our research and development. Our actual results may differ significantly from the results discussed in the forward-looking statements.

Overview

MultiCell Technologies, Inc. (the "MultiCell") (OTCBB-MUCL ) is a Rhode Island based medical products company whose focus is on the production and application of immortalized human liver cells in the treatment of liver disease. We are a global leader in producing immortalized human liver cells (hepatocytes). Xenogenics Corporation (Xenogenics) is a majority owned subsidiary that is developing a proprietary bio-artificial liver support device that utilizes our immortalized cells.

Hepatocytes are the most bio-chemically complex cells in the human body and play an important role in the use and creation of carbohydrates, amino acids, proteins, lipids and nucleic acids. The hepatocyte is also key to the activation or inactivation of foreign toxic substances (xenobiotics). Understanding how the human body will react to foreign substances entering the body is a major part of all pharmaceutical and chemical development. If a pharmaceutical company can understand how the liver reacts to a substance early in the new drug development cycle, potentially millions of development dollars and years of time can be saved.

Our immortalized liver cells have demonstrated the ability to replace the need for continuous procurement and quality testing of primary cells from donated human livers and the use of animal cells. Expanded from our cell banks, these cell lines have significant cost and quality control advantages over primary cell sources. Our proprietary human immortalized hepatic cell lines radically differ from other immortalized cell lines in that they regenerate while maintaining liver function. These cell lines provide a consistent and functional resource for drug discovery and toxicology research, and can also be applied to liver tissue regeneration. Additionally, our cell lines produce therapeutic proteins that we believe may ultimately be used in new medicines or treatment.

In August, 2003, we signed an exclusive, manufacturing and distribution agreement for two of our cell lines with XenoTech, LLC, which is an unrelated party. The agreement, which is for a term of seven years, required XenoTech to make an initial payment of $800,000 to us in August 2003 for the right to distribute the cells and requires XenoTech to make royalty payments to us of 17.5% of net sales for the direct sale of our cells and 34% for any license agreements signed with pharmaceutical companies. XenoTech must bear all the costs for our manufacturing and sales activities and make specified minimum periodic royalty payments which total $18 million during the contract to maintain distribution exclusivity. XenoTech also made a $700,000 royalty prepayment in August 2003 as an advance against the minimum royalty payment of $800,000 for the first royalty period which will be 16 months. The subsequent 5 royalty periods will be 12 months and the last royalty period is 8 months. We will only receive cash payments initially for 25% of the royalties we earn under the agreement with the balance applied against the $700,000 royalty prepayment.

XenoTech has distribution agreements with numerous companies for a variety of pharmaceutical and laboratory products and also performs contract research for pharmaceutical companies. These services position XenoTech to promote, market and distribute our cell lines. They utilize direct and group sales presentations, telemarketing, and direct mail to promote and sell our cells. Additionally, since they have a number of respected scientists and have developed compelling efficacy data for our cells, they frequently give presentations at conferences which help develop sales leads.

We are also developing cell-related platform technologies and products to treat a variety of liver diseases and have identified four clinically relevant applications for cell-based products:

  High through-put screening assays for drug discovery, lead optimization, and pharmacogenomic studies

  Production of natural therapeutic plasma proteins

  Cell transplantation to treat metabolic liver deficiencies

  Cellular component of liver assist devices used to treat patients suffering from acute and chronic liver failure

Even with the new agreement with XenoTech, we have operated and will continue to operate by minimizing expenses. The largest expenses relate to personnel and to meeting the legal and reporting requirements of being a public company. By utilizing consultants whenever possible, and asking employees to manage multiple responsibilities, operating costs are kept low. Additionally, a number of employees and the board of directors receive shares of common stock in lieu of cash as all or part of their compensation to help in the effort to minimize monthly cash flow.

We intend to gradually add scientific and support personnel. We want to add specialists for our key research areas. These strategic additions will help us expand our product offerings leading us to additional revenues and profits. Of course as revenues increase, administrative personnel will be necessary to meet the added workload. Other expenses, such as sales and customer service, will increase commensurate with increased revenues.

The Application of Critical Accounting Policies

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development - Company sponsored research and development costs related to future products and redesign of present products are expensed as incurred.

License Agreements - costs incurred to obtain license agreements are capitalized and amortized on a straight-line basis over the term of the respective agreement.

Revenue Recognition - Through August 10, 2004, our revenues have been generated primarily from grants, contractual research activities and royalties on the license for the sale of cells through our sale and distribution agreement with XenoTech. Management believes such sources of revenue will be part of our ongoing operations. We apply the guidance provided by Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements," ("SAB 104"). Under the provision of SAB 104, we recognize revenue from commercial and government research agreements as services are performed, provided a contractual agreement exists, the contract price is fixed or determinable and the collection of the contracted amounts is probable. In situations where we receive payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed. Deferred revenues associated with services expected to be performed within the next fiscal year are classified as a current liability. Deferred revenues associated with services expected to be performed at a later date are classified as non-current liabilities.

Stock-Based Compensation - Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" provides for the use of a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation costs related to stock and stock options issued to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock issued to Employees." Entities electing to continue to use the intrinsic value method must make pro forma disclosures of net income or loss and earnings or loss per share as if a fair value method of accounting had been applied. We have elected to continue to account for its stock-based compensation to employees under APB 25. In accordance with the provisions of SFAS 123, all other issuances of common stock, stock options, warrants or other equity instruments to employees and non-employees as the consideration for goods or services received by us are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). Generally, the fair value of any options, warrant or similar equity instruments issued will be estimated based on the Black-Scholes option pricing model.

Long-Lived Assets - Long-lived assets that do not have indefinite lives, such as property and equipment and license agreements, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment losses are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses for assets to be held and used are then measured based on the excess, if any, of the carrying amounts of the assets over their fair values. Long-lived assets to be disposed of in a manner that meets certain criteria are stated at the lower of their carrying amounts or fair values less costs to sell and are no longer depreciated.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" ("SFAS 148"). SFAS 148 amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. However, management does not expect to make such a change. In addition, SFAS 148 amended the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We have included the disclosures required by SFAS 148 in Note 10 to the Consolidated Financial Statements.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 was effective for interim periods beginning after June 15, 2003.

In January 2003, the FASB issued Interpretation 46, "Consolidation of Variable Interest Entities," ("FIN 46") which addresses the consolidation of certain entities ("variable interest entities") in which an enterprise has a controlling financial interest through other than voting interests. FIN 46 requires that a variable interest entity be consolidated by the holder of the majority of the expected risks and rewards associated with the activities of the variable interest entity. FIN 46 was effective for variable interest entities entered into prior to February 1, 2003 in periods beginning after June 15, 2003. The adoption of FIN 46 did not have a material impact on the Company's financial condition or results of operation. In January 2004, the FASB issued a revision to FIN 46, to clarify some requirements and add new scope exceptions. The revised guidance is effective for the first reporting period beginning after December 15, 2003.

The adoption of these new pronouncements did not have or is not expected to have a material effect on our consolidated financial position or results of operations.

Results of Operations.

The following discussion is included to describe our consolidated financial position and results of operations. The consolidated financial statements and notes thereto contain detailed information that should be referred to in conjunction with this discussion.

Year Ended November 30, 2003 Compared to Year Ended November 30, 2002

Revenues. Total revenues decreased to $365,166 for the fiscal year ended November 30, 2003 compared to $804,538 for the fiscal year ended November 30, 2002. These revenues came primarily from the rights payment and pre-royalty payment from XenoTech. Although MultiCell received a total of $1,500,000 in cash as part of the XenoTech Agreement, $800,000 is recognized as revenue over the life of the seven-year agreement and $700,000 is recognized as revenue over the first sixteen months of the agreement. We have negotiated a license agreement with Pfizer allowing them to continue to use our cell lines for research now that the collaborative research project that took place in 2002 has been completed.

Operating Expenses. Total operating expenses decreased to $1,973,887 for the fiscal year ended November 30, 2003 from $2,241,660 for the fiscal year ended November 30, 2002. The decrease is primarily due to the reduction of expenses associated with consolidating facilities and reducing personnel at the beginning of the fiscal year. These reduced expenses are reflected in selling, general and administrative expenses, product development costs and depreciation and amortization.

The decrease of $200,285 in selling, general and administrative expenses for the fiscal year ended November 30, 2003 over the prior year is primarily attributable to reduced staff and operational expenses. The decrease of $66,531 in research and development compared to the prior year expenses is attributable primarily to lab personnel reductions. Depreciation and amortization did not change materially.

Other income/expense. Interest expense for the fiscal year ended November 30, 2003, was $205,144, which represents an increase of $80,680 over the prior fiscal year. This increase is attributable to interest expense incurred on the funds borrowed for the acquisition and operation of MultiCell Associates, Inc. in September 2001, as well as other new notes payable which were not outstanding during the prior year. Interest income for the fiscal year ended November 30, 2003, was $63,971, as compared to $74,731 for the prior year. This decrease is attributable to less interest paid on notes receivable from loans made in prior years and during the current fiscal year. The amortization of the discount on notes payable for the fiscal year ended November 30, 2003, was $251,351, as compared to $132,142 for the prior year. The increase is due to acceleration of the discount due to note conversions during the fiscal year. Minority interest in loss of subsidiary for the fiscal year ended November 30, 2003 was $1,067, as compared to $12,334 for the prior year.

Net loss. Net loss for the fiscal year ended November 30, 2003, was $1,984,053, as compared to a net loss of $1,576,663 for the prior year, representing an increase in net loss of $407,390. This increase is attributable primarily to the lower revenues attained during the year as we transitioned into commercialization of our cell lines, which was only partially offset by greater expense reductions associated with consolidation and personnel reductions.

Six months Ended May 31, 2004 Compared to the Six Months Ended May 31, 2003

Revenue. Total revenue for the six months ended May 31, 2004 was $358,173 as compared to revenue of $179,024 for the same period in the prior fiscal year. The increase in revenue was attributable to the license fee and royalty revenue the Company is recognizing over the seven-year term of the sales and distribution agreement with XenoTech. The agreement and revenue recognition commenced late in the fiscal year ended November 30, 2003 and, accordingly, there was no comparable income included in the six months ended May 31, 2003.

Operating Expenses. Total operating expenses for the six months ended May 31, 2004 were $1,349,825 representing an increase of $577,390 as compared to the same period in the prior fiscal year. This increase primarily results from an increase in expenditures on research projects and the issuance of stock purchase warrants valued at $413,300 for financial consulting services.

Other income/expense. Interest expense for the six months ended May 31, 2004 was $47,073, which represents a decrease of $47,340 from the same period in the prior fiscal year. Amortization of debt discount for the six months ended May 31, 2004 was $26,481, which represents a decrease of $63,163 from the same six month period in the prior fiscal year. These decreases were attributable to a reduction in the outstanding debt through payments and conversions of convertible notes and accrued interest into our common stock. Interest income for the period ended May 31, 2004, was $37,083, as compared to $30,504 in the prior fiscal year. This increase is attributable to maintaining higher cash balances.

Net Loss. Net loss for the six months ended May 31, 2004, was $1,013,123, as compared to a net loss of $732,419 for the same period in the prior fiscal year, representing an increase in net loss of $280,704. This increase is primarily attributable to the increase in research expenses and the issuance of stock purchase warrants for financial consulting services.

Liquidity and Capital Resources

Through May 31, 2004, our cash needs have been managed primarily through the issuance of debt or equity instruments. During the six months ended May 31, 2004, we had a net loss of $1,013,123. As a result primarily of the inclusion in the loss of non-cash charges for consulting and other services paid through the issuance of common stock and warrants with a fair value of $544,881 and depreciation and amortization of property and equipment and a license agreement of $81,552, net of the effects of deferred income of $352,598 recognized in revenue, our cash used in operating activities totaled $822,603. During that period we were able to make net repayments of loans of $78,500, convert other notes and accrued interest of $302,000 to common stock and received proceeds of $215,710 from the exercise of options and warrants. During the year ended November 30, 2003, we had a net loss of $1,984,053. As a result of the inclusion of non-cash charges for consulting and other services paid through the issuance of common stock and warrants with a fair value of $554,205 and depreciation and amortization of property and equipment and a license agreement totaling $166,387, and amortization of discounted notes payable of $251,351, the receipt of $1,500,000 of cash for services to be rendered in the future, of which $160,532 was recognized as revenue in 2003, operating activities generated cash of $442,921 during the year ended November 30, 2003. During that year, we received a total of $325,481 from the issuance of thirteen convertible promissory notes and $270,763 from the exercise of incentive and non-qualified stock options for 2,443,166 shares of our common stock. Also during that year, thirty-five Promissory Notes, with a carrying value of $934,500 in principal and $128,155 of accrued interest were converted into 7,588,422 shares of our common stock.

During the last quarter of fiscal 2003, the Company received $1,500,000 in cash from XenoTech for the rights to distribute our cell lines and prepayment of royalties. XenoTech will also be responsible for any costs related to such sales. This cash along with royalties substantially improved the Company's liquidity position. The additional royalties we will now begin to receive from XenoTech may be sufficient to cover our cash requirements for ongoing operations. As of May 31, 2004, the Company had a cash balance of $380,288 and a working capital deficiency of $961,878. However, a substantial portion of the working capital deficiency was attributable to deferred income of $735,296 which is included in current liabilities that arose from prepayments made by XenoTech under the license agreement that will be recognized in revenue over the term of the agreement and will not require any cash payments by the Company.

On July 13, 2004, we completed a $2 million financing through the sale of 20,000 shares of our Series I Convertible Preferred Stock (the "Series I Preferred Stock") at $100 per share. The financing was completed in a private placement with the Mercator Advisory Group and its related funds. Our net proceeds, after the payment of expenses of the private placement, were approximately $1,720,000. Although the receipt of these proceeds has substantially improved our liquidity position, we will continue to maintain our conservative fiscal policy in order to preserve our financial resources. While we expect that we now have enough cash on-hand to cover our current operations through September 2005, unless we raise additional capital and/or begin to receive royalties under our agreement with XenoTech (described below), we may not be able to continue our operations and fund our research efforts beyond that date or fully-implement our business plan. If we do not generate cash flow from our agreement with XenoTech, our ability to raise capital by selling additional equity will be dependent on the price of our stock and its trading volume. There can be no assurance that the Company will be able to successfully acquire the necessary capital to continue its ongoing research efforts.

Research Agreements

In October 2002, we were awarded a Phase I Small Business Innovation Research (SBIR) grant from the National Institutes of Health to study the production of therapeutic plasma proteins by immortalized, non-tumorigenic human hepatocytes. The aim of the SBIR award is to compare the function of our hepatocyte-derived products to recombinant and plasma-derived therapeutic plasma proteins. The grant is for $133,000 and will be paid over the grant period of one year as the work is performed.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Directors and Executive Officers of the Company as of August 10, 2004 were:

Name	Age	Position	Date elected

W. Gerald Newmin	67	Chairman, CEO, President, Treasurer, Secretary and Director	May 17, 2000
Ronald Faris, Ph.D.	51	Chief Science Officer	January 27, 2004
Dr. Janice DiPietro	47	Chief Financial Officer	July 26, 2004
Edward Sigmond	45	Director	May 17, 2000
Ann Ryder Randolph	57	Director	June 21, 2002
Thomas A. Page	70	Director	September 11, 2003

W. Gerald Newmin began as a consultant to our Board of Directors in June 1995. On December 1, 1995, he was elected Chairman of the Board of Directors, Chief Executive Officer, and President of MultiCell. He currently serves as our Chairman, Chief Executive Officer, President, Treasurer and Secretary. Mr. Newmin is the Chairman, Chief Executive Officer, President and Secretary and a director of Xenogenics and Chairman, Chief Executive officer and Secretary and a director of MCT. Mr. Newmin is past Chairman of the Board of the Corporate Directors Forum, a non-profit organization of over 250 California Board members, which promotes excellence in corporate governance. He serves on the Board of Directors of San Diego Defcomm, a not-for-profit consortium of defense companies based in San Diego and DefenseWeb Technologies, Inc., a privately owned software development company based in San Diego. From 1987 to 1995, Mr. Newmin owned a management consulting firm that provided senior management services to both public and private companies. From 1984 to 1987, Mr. Newmin was President of HealthAmerica Corporation, then the nation's largest publicly held HMO management company. From 1977 to 1984, he was President of International Silver Company, a diversified multi-national manufacturing company that he restructured. From 1973 to 1977, Mr. Newmin was Vice President and Western Regional Director for American Medicorp, Inc., and managed 23 acute care hospitals in the Western United States. From 1962 to 1973, at Whittaker Corporation, Mr. Newmin held senior executive positions, including Chief Executive Officer of Production Steel Company, Whittaker Textiles Corporation, Bertram Yacht Corp., Narmco Materials Corp., and Anson Automotive Corp., and was instrumental in Whittaker's entry into the United States and international health care markets. Mr. Newmin has a Bachelor's degree in Accounting from Michigan State University.

Ronald Faris, Ph.D. has been our Chief Science Officer since January 27, 2004. Dr. Faris joined the Company in May 2001 and served as President and Chief Science Officer of the MCT subsidiary until Spring 2004. Dr. Faris is President and Treasurer of MCT. Prior to that, he consulted with the Company for two years. Dr. Faris recently worked as the Director of Pediatric Oncology Research at the Rhode Island Hospital, Providence Rhode Island and as an Associate Professor of Pediatrics and Pathology, Brown University. Dr. Faris received his Bachelor of Science degree in Biochemistry from Virginia Polytechnic Institute and State University and his Doctorate in Nutritional Toxicology/Biochemistry from Cornell University. He holds a patent on adult stem cells and has authored numerous publications related to hepatic research.

Dr. Janice D. DiPietro was appointed our Chief Financial Officer in July 2004. Dr. DiPietro is Managing Partner of Tatum Partners and is responsible for the firm's practice in Boston and the New England area. Prior to joining Tatum Partners, Dr. DiPietro was Executive Vice President and Chief Financial Officer of NewDeal Inc, were she assisted it in securing in excess of $50 million of equity financing and positioning it for future growth by establishing critical financial and operational functions. Dr. DiPietro was also President of GreenPC, Inc., a subsidiary of NewDeal Inc engaged in high tech manufacturing, which began operations within 120 days of conception. Prior to this Dr. DiPietro founded JD Consulting and served as the firm's CEO for thirteen years, culminating in the successful sale of this practice. JD Consulting serviced early stage to mid-market clients in all aspects of financial, operational and strategic management and assisted clients in securing debt and equity financing, improving financial management and internal control, implementing state of the art information systems, restructuring operations as necessary and expanding into the global marketplace.. Dr. DiPietro began her career with the Boston office of Ernst & Young where she advanced to the position of Senior Manager. While at Ernst & Young, Dr. DiPietro served as a Practice Leader in the firm's health care and technology practice. She also was a SEC reporting specialist, servicing large multi national clients. Dr. DiPietro graduated with honors from Bentley College and holds an MBA and Doctoral degree in Accounting from Boston University

Edward Sigmond was elected to our Board of Directors in 1999. He has been in sales, marketing and operations management for the over 20 years. Mr. Sigmond served as president of Kestrel Holdings, Inc. from its inception in 1997 until October 2003. His duties include all executive functions from financial oversight to marketing and management of business services. Kestrel Holdings, Inc. is the general partner of Kestrel Equity Partners, Ltd., which was formed to fund MultiCell and Xenogenics. Mr. Sigmond served as president of Kestrel Development, a Texas based real estate development company, from 1993 to 1998 when it was dissolved. From 1992 to 1996, Mr. Sigmond was President of American Machine and Bearing of Dallas, Texas. Prior positions included Assistant to President of Alpha Aviation, Dallas, Texas, 1990-1992; Founder and President of Specialty Food Products, Arlington, Texas, 1987-1990; and Vice President/Regional Manager of Geodata Corporation, Houston, Texas 1981-1987. He has varied negotiation, sales, marketing, managerial and operational skills with existing and startup operations. He studied Marketing and Chemistry at Duquesne University.

Ann Ryder Randolph, a respected San Diego executive and consultant to the life sciences industry, was elected to our Board of Directors on June 21, 2002. Ms. Randolph, as the first managing director (1995-1999) and charter board member of BIOCOM (1993-1999), the regional trade association for life sciences, was a public advocate for the 400 San Diego companies BIOCOM represented. While at BIOCOM, she developed a buying consortium for member companies and built BIOCOM into one of the largest regional biosciences trade associations in the world. Previously, she was principal of a medical strategic planning, business development and marketing firm (1985-1995) after leaving a similar position at Scripps Clinic and Research Foundation in La Jolla, California. Randolph has served on the San Diego Regional Economic Prosperity Committee, the San Diego Regional Economic Development Corporation's industrial land use committee, the Greater San Diego Chamber of Commerce public policy committee, the Airport Master Plan Public Working Committee, and was a founding member of the High Tech Steering Committee. Randolph earned Bachelor and Master of Arts degrees in English from the University of Louisville, Kentucky. She also serves on the boards of Allylix, Inc.; the University of California, San Diego, Libraries; and the Corporate Directors Forum (CDF) and was named Director of the Year by the CDF board in 2001.

Thomas A. Page joined our Board of Directors on September 11, 2003. Mr. Page is Director Emeritus and former Chairman of the Board of Enova Corporation and San Diego Gas and Electric Company (now part of Sempra Energy). Mr. Page has been active in numerous industrial, community and governmental associations and has funded medical research. He is a director of the San Diego Regional Economic Development Corporation, a trustee of the Grossmont Union High School District Board of Education, chairman of Cuyamaca Bank, an advisory director of Sorrento Ventures, and a director of Leap Wireless International, Targeted Molecules Corp., Metallic Power and SYS Technologies, Inc. Page has also served on the boards of The Scripps Research Institute and The Burnham Institute, two La Jolla-based biomedical research institutes of note. In 1998, the Corporate Directors Forum in San Diego honored Mr. Page as Director of the Year for Lifetime Achievement in Corporate Governance. Mr. Page earned a Bachelor of Science degree in civil engineering, a masters in industrial administration and was awarded a doctorate in management, all from Purdue University. He has been licensed as an engineer and as a certified public accountant (CPA). Mr. Page also serves on the University of California Presidents Council on the National Laboratories.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation received for the fiscal years ended November 30, 2003, 2002, and 2001 for services rendered to the Company in all capacities by the Company Chief Executive Officer and any officer with salary over $100,000 per year.

		Annual Compensation			Long Term Compensation Awards

Name and principal position	Year	Salary ($)	Bonus ($)	Other annual compensation ($)(1)	Restricted stock award(s) ($)	Securities Options/SARs (#)

W. Gerald Newmin, Chairman of the Board, Chief Executive Officer, Secretary and Director	2003 2002 2001	-0- -0- -0-	-0- -0- -0-	$45,625 $53,500 $67,841	-0- -0- -0-	-0- 500,000 825,000
Gregory F. Szabo (2) former President, Treasurer, Director	2003 2002 2001	$149,662 $66,169 $145,000	-0- -0- -0-	$38,500 $35,176 $30,000	-0- -0- -0-	-0- 2,000,000 400,000
Ronald Faris, M.D. Chief Science Officer	2003 2002 2001	$161,300 $133,844 $ 33,926	$66,500	0	0	0 2,000,000 250,000
(1)

Represents the fair market value of shares of our common stock paid in lieu of cash based on the closing market price of our common stock on the date of approval by our board of directors. A total of 958,754, 458,656, and 311,147 shares were issued to Mr. Newmin in fiscal 2003, 2002, and 2001 respectively, and a total of 812,011, 474,951, and 248,918 shares were issued to Mr. Szabo in fiscal 2003, 2002, and 2001 respectively.

(2)	Mr. Szabo resigned as an officer and Director of our company effective March 31, 2004.

Stock Option Grants in Fiscal Year 2003

There were no stock options granted to Executive Officers during the fiscal year ended November 30, 2003.

Stock Option Exercises and Fiscal Year-end Values

The following table presents information for the named Executive Officers with respect to stock options exercised during fiscal year 2003 and unexercised options held as of the end of the fiscal year.

Aggregated Option Exercises In Fiscal Year 2003 And Fiscal Year End Option Values

Name	Shares Acquired On Exercise (#)	Value Realized by Company ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End 11/30/03 Exercisable/Unexercisable	Exercise Price Value of Unexercised In-the-Money Options at Fiscal Year End ($) Exercisable/Unexercisable

W. Gerald Newmin	250,000	$52,500.00	963,889/111,111	$165,472/19,075
Gregory F. Szabo	200,000	$16,000.00	2,561,111/88,889	$248,278/8,617
Ronald Faris, Ph.D.	750,000	$60,000	1,500,000/1,500,000	$127,600/0

Compensation of Directors

Our bylaws authorize our board of directors to fix the compensation of directors for services related to their membership in board committees and allow the reimbursement of expenses of directors for their attendance at each meeting of our board of directors. On February 15, 2000, the board of directors resolved that each board member would receive the equivalent of $2,000 in our common stock for each board meeting in which such director participates. On June 15, 2004, the board of directors resolved that each board member would receive the equivalent of $3,000 in our common stock for each board meeting in which such director participates. The number of shares issued for each meeting is based upon the closing price of our common stock on the date of the board meeting in question.

In addition to the per meeting stock grants, during fiscal year 2002, Gregory Szabo was granted options for 2,000,000 shares of common stock at $.08 per share. These options vest over a six month period from June 7, 2002 and January 2, 2003 and will expire on June 6, 2006. New members of our Board of Directors are granted 250,000 options at the then market price. As such, Ms. Randolph was granted 250,000 on June 19, 2002 at $.065 which vest over a three year period and expire June 19, 2006 and Mr. Page was granted 250,000 on September 11, 2003 at $.175 which vest over a three year period and expire September 11, 2007. There were no other option grants to directors during the fiscal year ended November 30, 2003. On June 16, 2004, Dr. Stephen Chang was granted an option to purchase 400,000 shares of common stock at an exercise price of $0.25 per shares. The option vests monthly over a period of three years, and the option expires on the fifth anniversary of the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JGS Management Group, Inc. (JGS), of which Jerry G. Simek, a former Director of the Company, is the President and sole shareholder, provided services to us pursuant to a Contractor/Management Consulting Agreement to assist the Company in specific projects such as acquisition analysis and due diligence and a Finders Fee Agreement. The agreement provided that JGS would be compensated for every hour of consulting work performed and pursuant to an established formula for the introduction of investors who actually invest in the Company or lent us money. During fiscal year 2002, we issued a total of 30,295 shares of our common stock to Mr. Simek pursuant to this agreement in consideration of 55 hours of service, which service consisted primarily of financial analysis. The remainder of the shares were issued for his Director role. The shares were issued to Mr. Simek's trust at the request of JGS Management. None of the shares issued to Mr. Simek were issued to him as finders fee compensation.

From August 2001 through November 2003, the Company borrowed an aggregate of $1,858,500 in order to finance the acquisition of MultiCell Associates, Inc. in September 2001 and for working capital. Of this amount, we borrowed $736,000 from Mr. Newmin, our chairman and Chief Executive Officer, and $50,000 from Mr. Szabo, our former President. The notes bear interest at the rate of 10% per annum, with all principal and accrued interest due and payable in August 2004 and various dates in 2005.

During the fiscal year ended November 30, 2003, Mr. Newmin converted $157,000 of his loans plus accrued interest and Mr. Szabo converted all of his loan plus accrued interest into common stock. Mr. Newmin received a total of 1,036,306 shares and Mr. Szabo received 304,658 shares of stock. Thus far, during fiscal year ending November 30, 2004, Mr. Newmin converted $66,000 of his loans plus accrued interest for a total of 519,178 shares of common stock.

Mr. Newmin may convert the remainder of his loans into shares of our common stock prior to the due date of the loan at the following conversion rates (i) $.10, if converted during the first twelve (12) months after the date of this Agreement; (ii) $.15, if converted after the twelfth (12th) and through the twenty-fourth (24th) month of this Agreement; and (iii) $.20, if converted after the twenty-fourth (24th) month and prior to the maturity date. In addition, Messrs. Newmin and Szabo received warrants to purchase 7,050,000 and 500,000 shares of our common stock, respectively, at an exercise price of $.10 per share.

DESCRIPTION OF SECURITIES

The following description summarizes some of the terms of our capital stock and provisions of our amended Certificate of Incorporation and Bylaws, which have previously been filed with the Commission, and is qualified in its entirety by reference to our amended Certificate of Incorporation and Bylaws.

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, there were 122,108,708 shares of our common stock outstanding and held of record by 8,073 holders. There is no preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and shares of common stock to be issued pursuant to this registration statement will be fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares of preferred stock without any further vote or action by stockholders. These rights and preferences include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

Series I Convertible Preferred Stock

On July 13, 2004, we completed the sale in a private placement of 20,000 shares of Series I convertible preferred stock, at a price of $100 per share. The Series I shares are convertible at any time into common stock at 80% of the average trading price of the lowest three inter-day trading prices of the common stock for the ten trading days preceding the conversion date, but at an exercise price of no more than $0.20 per share and no less than $0.05 per share. The Series I preferred stock described does not have voting rights, but does have conversion rights which could adversely effect the voting power or dividend rights of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 10, 2004, certain information as to shares of our common stock owned by (i) each person known to beneficially own more than 5% of the outstanding common stock, (ii) each of our directors, and named executive officers, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each named beneficial owner is the same as that of our principal executive offices located at 55 Access Road, Suite 700, Warwick, RI, 02886.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Class Beneficially Owned

W. Gerald Newmin (3)	29,585,356	22.25%
Dr. Janice DiPietro	0	*
Edward Sigmond	258,334	*
Ronald Faris, Ph.D. (4)	2,729,159	2.21%
The Estate of Hugo O. Jauregui (5)	7,175,845	5.88%
Ann Ryder Randolph (6)	341,216	*
Thomas A. Page (7)	3,239,498	2.59%
Monarch Pointe Fund, Ltd (8)	6,529,477	5.08%
David F. Firestone (9)	14,915,000	10.88%
All executive officers and directors as a group (six persons)	36,153,563	26.3%

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the Commission, shares of common stock that each named person and group has the right to acquire within 60 days pursuant to options, warrants, or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. However, such shares are not deemed outstanding for purposes of computing the shares beneficially owned by or percentage ownership of any other person or group. Shares of common stock issuable upon conversion of Series I preferred stock are calculated assuming: (i) a market price equal to the closing price of the Company's common stock on August 10, 2004, or $0.23 per share; (ii) a floor price for Series I shares equal to $0.05 per share; (iii) a ceiling price for Series I shares equal to $0.20 per share.

(2)	Unless otherwise noted, all shares listed are owned of record and the record owner has sole voting and investment power, subject to community property laws where applicable.
(3)

Includes 4,017,295 shares of our common stock owned by Mr. Newmin's spouse, over which Mr. Newmin disclaims beneficial ownership. Includes 500,000 shares issuable under options which are exercisable on or within 60 days of August 10, 2004 and 10,342,582 shares in the form of convertible notes and warrants.

(4)	Includes 1,500,000 shares issuable under options which are exercisable on or within 60 days of August 10, 2004.
(5)

The trustees of the Estate are Candice L. Dyer, M.D. and Timothy Van Johnson. Does not include up to 613,345 shares of common stock which are issuable to Dr. Dyer under warrants and a convertible loan which are exercisable and convertible within 60 days of August 10, 2004

(6)	Includes 83,333 shares issuable under options which are exercisable on or within 60 days of August 10, 2004
(7)	Includes 1,750,000 shares of common stock issuable upon exercise of outstanding warrants and 1,239,498 shares of common stock issuable upon conversion of outstanding loans.
(8)

Includes an estimated 4,665,000 shares of common stock issuable upon the conversion of outstanding shares of our Series I Preferred Stock, and 1,864,477 shares of common stock issuable upon exercise of an outstanding warrant. Assumes a conversion price of $0.20 for the Series I Preferred Stock, which would be the applicable conversion price if the conversion occurred as of the date of this prospectus. The selling stockholder has agreed not to convert Series I shares or to exercise warrants to the extent such holder's beneficial ownership of common stock will exceed 9.99% of the common stock then outstanding. The address for the selling stockholder is c/o Mercator Advisory Group LLC, 555 South Flower Street, Suite 4500 Los Angeles, CA 90071.

(9)

David F. Firestone is the managing member of Mercator Advisory Group, LLC., a California limited liability company ("MAG"). Mercator Momentum Fund, L.P. and Mercator Momentum Fund III, L.P. are private investment limited partnerships organized under California law. The general partner of each fund is MAG. Monarch Pointe Fund, Ltd. is a corporation organized under the laws of the British Virgin Island. MAG controls the investments of Monarch Pointe Fund, Ltd. Assumes a conversion price of $0.20 for the Series I Preferred Stock, which would be the applicable conversion price if the conversion occurred as of the date of this prospectus. The selling stockholder has agreed not to convert Series I shares or to exercise warrants to the extent such holder's beneficial ownership of common stock will exceed 9.99% of the common stock then outstanding. The address for the selling stockholder is c/o Mercator Advisory Group LLC, 555 South Flower Street, Suite 4500 Los Angeles, CA 90071.

* Represents less than 1%.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of fiduciary duty as a director. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit that is obtained. Article TENTH of our amended Certificate of Incorporation includes the following language limiting the liability of, and providing indemnification for, directors:

A Director of the Corporation shall not be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Directors duty of loyalty to the Corporation or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived on improper personal benefit (the "Director Liability Provision").

This provision in the Certificate of Incorporation does not eliminate the director' s fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation provisions are necessary to attract and retain qualified persons as directors and officers.

PLAN OF DISTRIBUTION

The Selling Stockholders may offer all or a portion of their shares offered by this prospectus for sale, from time to time, pursuant to this prospectus, in one or more private negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices, at market prices prevailing at the time of the sale, at prices related to such market prices, at negotiated prices or otherwise. The Selling Stockholders may effect these transactions by selling shares directly to one or more purchasers or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions.

To our knowledge, the Selling Stockholders have not made any arrangements with any brokerage firm for the sale of the shares. The Selling Stockholders have advised us that they presently intend to dispose of the shares through broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of the sale. However, depending on market conditions and other factors, the Selling Stockholders may also dispose of the shares through one or more of the other methods described above.

The Selling Stockholders may be considered "underwriters" within the meaning of the Securities Act in connection with the sale of their shares. Any broker-dealers or agents who act in connection with the sale of the shares may also be deemed to be underwriters. Profits on any resale of the shares by the Selling Stockholders and any discounts, commissions or concessions received by such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because the Selling Stockholders may be considered to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, the Selling Stockholders may be subject to the prospectus delivery requirements of Section 5 of the Securities Act for transactions involving the sale of our common stock.

We have informed the Selling Stockholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), may apply to their sales in the market. Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the Selling Stockholders and any other person distributing our common stock. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period beginning five business days prior to the commencement of such distribution and ending upon such person's completion of participation in the distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock. Rules 101 and 102 of Regulation M, among other things, generally prohibit certain participants in a distribution from bidding for, purchasing or inducing any person to bid for or purchase, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security. We have provided the Selling Stockholders with a copy of such rules and regulations. The shares offered hereby are being registered pursuant to our contractual obligations and we have agreed to pay the expenses of the preparation of this prospectus.

SELLING STOCKHOLDERS

We are registering the resale of up to 69,650,360 shares of our common stock on behalf of the selling stockholders named below. Of this amount, 40,000,000 shares are issuable upon conversion of shares of our Series I convertible preferred stock and 5,000,000 shares are issuable upon exercise of common stock warrants, all of which were issued on July 13, 2004, in consideration for our receipt of $2 million in gross proceeds (the "Series I Financing"). The Series I preferred stock is convertible at any time, and have a floating conversion price equal to 80% of the three lowest inter-day trading prices of the common stock of the ten consecutive trading days preceding the conversion date, but at conversion price of no more than $0.20 per share and no less than $0.05 per share. As part of the financing, we issued three-year warrants to the purchasers of the Series I preferred stock, which entitle the holders to purchase an aggregate of 5,000,000 shares of common stock at the lower of $.20 per share or the average of the ten closing prices of our common stock during the ten trading days preceding the exercise date.

Additionally, from August 2001 to February 2003 we borrowed an aggregate of $1,858,500 from 29 lenders in order to finance the cash portion of the purchase price in the acquisition of MCT (the "Loan Transaction") and provide working capital. Except as noted below, each loan bears interest at the rate of 10% per annum and may be converted at any time prior to maturity at conversion rates ranging from $0.10 per share (if the conversion occurs within 12 months following issuance) to $0.20 per share (if the conversion occurs after 24 months following issuance). In addition, each lender received a warrant to purchase a number of shares of our common stock equal to ten (10) shares for each dollar ($1.00) loaned to us, with an exercise price equal to $0.10 per share (except as otherwise noted below). In connection with the Loan Transaction, we agreed in the warrant to register the resale of the shares issuable upon exercise of the warrant. We have no formal obligation to register the resale of the shares issuable upon the conversion of the loans.

The following table identifies the selling stockholders and indicates (i) the nature of any position, office or other material relationship that each selling stockholder has had with us during the past three years (or any of our predecessors or affiliates) and (ii) the number of shares and percentage of our outstanding shares of common stock owned by the selling stockholder prior to the offering, the number of shares to be offered for the selling stockholder's account and the number of shares and percentage of outstanding shares to be owned by the selling stockholder after completion of the offering.

Name of Selling Stockholder	Shares Beneficially Owned Prior To Offering	Percent of Class of Shares Owned Before the Offering (A)	Maximum No. of Shares to be Sold in this Offering	Shares Beneficially Owned After the Offering	Percent of Class of Shares Owned After the Offering

Monarch Pointe Fund, Ltd. (1)	6,529,477	5.08%	6,529,477	0	*
Mercator Momentum Fund, L.P. (2)	4,377,829	3.46%	4,377,829	0	*
Mercator Momentum Fund III, L.P. (3)	3,007,694	2.40%	3,007,694	0	*
Mercator Advisory Group, LLC (4)	1,000,000	*	1,000,000	0	*
Ascendiant Securities, LLC (5)	800,000	*	800,000	0	*
W. Gerald Newmin (i)(6)	29,585,356	22.25%	7,050,000	22,535,356	13.94%
Thomas Page (i)(7)	3,239,498	2.59%	1,750,000	1,489,498	*%
George Colin (8)	4,025,286	3.19%	3,964,286	61,000	*
Candace Dyer (i)(9)	7,789,190	6.35%	613,345	7,175,845	4.47%
Gregory F. Szabo (i)(10)	2,356,353	1.92%	500,000	1,856,353	1.16%
Barbara Corbett (i)(11)	4,017,295	3.28%	310,000	3,707,295	2.31%
Bathgate Capital Partners (12)	166,667	*	166,667	0	*
Michael Henton (13)	15,000	*	15,000	0	*
Jon Scott Grund (14)	15,000	*	15,000	0	*
Robert Goldsmith (15)	1,017,249	*	600,000	417,249	*
Jim Kalhorn (16)	498,226	*	337,500	160,726	*
Scott Brassfield (i)(17)	2,011,929	1.63%	1,051,062	960,867	*
Cliffton L. Cooke (18)	1,000,000	*	1,000,000	0	*
Robert & Blake Shelton (19)	2,561,520	2.07%	1,612,500	949,020	*
Sasha Corp. Profit Sharing (20)	109,000	*	50,000	59,000	*
Sasha Corp. Pension Plan (21)	250,000	*	250,000	0	*
Patsy Millard (22)	80,502	*	50,000	30,502	*
Roger McDonald (23)	200,000	*	200,000	0	*
Kurt Lesh (24)	632,068	*	425,000	207,068	*
Larry Lake (25)	174,502	*	100,000	74,502	*
First Regional Bank FBO G. Driver (26)	100,000	*	100,000	0	*
First Regional Bank FBO J. Burns (27)	101,205	*	100,000	1,205	*
Sharon Donahoo (i)(28)	700,000	*	200,000	500,000	*
Larry Dillon (29)	467,496	*	290,000	177,496	*
Shirley Corbett (30)	1,400,000	1.14%	1,000,000	400,000	*
Paul Barich (31)	100,000	*	100,000	0	*
Craig Greene (32)	524,726	*	250,000	274,726	*
Robert Hinman (33)	139,918	*	50,000	89,918	*
Chris Hinman (34)	772,635	*	250,000	522,635	*
The Estate of Doug Egger (35)	922,500	*	300,000	622,500	*
Diane Palley (36)	50,000	*	50,000	0	*
W.F. Pittman (37)	1,457,667	1.18%	1,000,000	457,667	*
Boand Automotive (38)	174,228	*	100,000	74,228	*

*	Represents less than 1%.
(A)	Based on 122,108,708 shares of common stock issued and outstanding as of August 10, 2004.

(1)

Represents up to 4,665,000 shares of common stock issuable upon conversion of Series I preferred stock and 1,864,477 shares of common stock to be issued upon exercise of common stock warrants. Mercator Advisory Group is the general partner of Monarch Pointe Fund, Ltd. David Firestone, as managing member of Mercator Advisory Group, LLC, and as a member of Mercator Group LLC, has voting and investment control over the shares held by Monarch Pointe Fund, Ltd. The selling stockholder has agreed not to convert shares of Series I preferred stock or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 9.99% of our common stock then outstanding.

(2)

Represents up to 3,125,000 shares of common stock issuable upon conversion of Series I preferred stock and 1,252,829 shares of common stock to be issued upon exercise of common stock warrants. Mercator Advisory Group is the general partner of Mercator Momentum Fund, L.P. David Firestone, as managing member of Mercator Advisory Group, LLC, and as a member of Mercator Group LLC, has voting and investment control over the shares held by Mercator Momentum Fund, L.P. The selling stockholder has agreed not to convert shares of Series I preferred stock or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 9.99% of our common stock then outstanding.

(3)

Represents up to 2,125,000 shares of common stock issuable upon conversion of Series I preferred stock and 882,694 shares of common stock to be issued upon exercise of common stock warrants. Mercator Advisory Group is the general partner of Mercator Momentum Fund III, L.P. David Firestone, as managing member of Mercator Advisory Group, LLC, and as a member of Mercator Group LLC, has voting and investment control over the shares held by Mercator Momentum Fund III, L.P. The selling stockholder has agreed not to convert shares of Series I preferred stock or to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 9.99% of our common stock then outstanding.

(4)

Represents shares of common stock issuable upon exercise of an outstanding warrant. Mercator Advisory Group LLC is the general partner of Monarch Pointe Fund, Ltd., Mercator Momentum Fund, LP, and Mercator Momentum Fund III, LP. David Firestone, as managing member of Mercator Advisory Group LLC, and as a member of Mercator Group LLC, has voting and investment control over the shares held by these entities. The selling stockholder has agreed not to exercise warrants to the extent such stockholder's beneficial ownership of our common stock would exceed 9.99% of our common stock then outstanding

(5)	Represents 800,000 shares of common stock issuable upon exercise of a common stock warrant.
(6)

Includes (a) up to 3,292,582 shares which may be issued to Mr. Newmin upon his conversion of a $523,000 loan made to us in connection with the Loan Transaction, (b) up to 7,050,000 shares which may be issued to Mr. Newmin upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction, and (c) 4,017,352 shares of common stock owned by Mr. Newmin's spouse. The exercise price of the warrant is $0.10 per share. (i) Mr. Newmin has been a director, and our chairman of the board and chief executive officer since 1995. Mr. Newmin disclaims beneficial ownership of the shares owned by his spouse.

(7)

Represents (a) up to 1,239,498 shares which may be issued to Mr. Page upon his conversion of a $175,000 loan made to us in connection with the Loan Transaction, and (b) up to 1,750,000 shares which may be issued to Mr. Page upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. (i) Mr. Page serves as a director of the Company.

(8)

Includes up to (a) 2,000,000 shares that may be acquired upon exercise of a three-year warrant with an exercise price of $0.10 per share and (b) up to 1,250,000 shares which may be acquired upon exercise of a three-year warrant with an exercise price of $0.12 per share. The foregoing warrants were issued to Mr. Colin pursuant to the terms of a settlement agreement, in which the parties' dispute regarding the conversion price of Mr. Colin's loan was resolved. The warrant issued to Mr. Colin in the Loan Transaction for 715,000 shares with an exercise price of $0.10 per share was cancelled pursuant to the settlement agreement.

(9)

Includes up to 350,000 shares which may be issued to Dr. Dyer upon her exercise of an outstanding warrant issued to her in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(10)

Includes up to 500,000 shares that may be issued to Mr. Szabo upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. (i) Mr. Szabo became president, treasurer and a director of our Company in April 2001, president and CEO of Xenogenics in June 2000 and the CEO of MCT in September 2001, and served in such capacities until March 31, 2004.

(11)

Represents up to 310,000 shares that may be issued to Ms. Corbett upon her exercise of an outstanding warrant issued to her in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. Does not include the shares of common stock owned by Ms. Corbett's husband, over which she disclaims beneficial ownership. (i) Ms. Corbett, an employee of the Company, serves as director of investor relations.

(12)

Represents up to 166,667 shares that may be issued to Bathgate Capital Partners upon their exercise of an outstanding warrant issued to them in connection with a consulting fee for arranging the Loan from Musculoskeletal Transplant Foundation. The exercise price of the warrant is $0.06 per share.

(13)

Represents 15,000 shares that were issued to Michael Henton, principal in North American Capital Partners upon his exercise of an outstanding warrant issued to him in connection with a consulting fee for arranging Loans totaling $30,000. The exercise price of the warrant is $0.10 per share.

(14)

Represents 15,000 shares that were issued to Jon Scott Grund, principal in North American Capital Partners upon his exercise of an outstanding warrant issued to him in connection with a consulting fee for arranging Loans totaling $30,000. The exercise price of the warrant is $0.10 per share.

(15)

Includes 600,000 shares that were issued to Mr. Goldsmith upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(16)

Includes (a) up to 150,000 shares that may be issued to Mr. Kalhorn upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. (b) up to 187,500 shares which may be issued to Mr. Kalhorn upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.08 per share.

(17)

Includes (a) up to 870,000 shares that may be issued to Dr. Brassfield upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. (b) up to 106,250 shares which may be issued to Dr. Brassfield upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.08 per share. (c) up to 74,812 shares which may be issued to Dr. Brassfield upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.06 per share. (d) 74,812 shares issuable to Dr. Brassfield upon his conversion of a loan made to us in connection with the Loan Transaction. (i) Dr. Brassfield serves as a director for our Xenogenics subsidiary.

(18)

Includes up to 1,000,000 shares that may be issued to Mr. Cooke upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(19)

Includes (a) up to 1,050,000 shares that may be issued to Mr. & Mrs. Shelton upon their exercise of an outstanding warrant issued to them in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. (b) up to 562,500 shares which may be issued to Mr. & Ms. Shelton upon their exercise of an outstanding warrant issued to them in connection with the Loan Transaction. The exercise price of the warrant is $0.08 per share.

(20)

Includes up to 50,000 shares that may be issued to Sasha Corporation Profit Sharing upon its exercise of an outstanding warrant issued to it in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(21)

Includes up to 250,000 shares that may be issued to Sasha Corporation Pension Plan upon its exercise of an outstanding warrant issued to it in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(22)

Includes 50,000 shares that were issued to Mrs. Millard upon her exercise of an outstanding warrant issued to her in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(23)

Represents 200,000 shares that were issued to Mr. McDonald upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(24)

Includes (a) up to 300,000 shares that may be issued to Dr. Lesh upon his exercise of outstanding warrants issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. (b) up to 125,000 shares which may be issued to Dr. Lesh upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.08 per share.

(25)

Includes up to 100,000 shares that may be issued to Mr. Lake upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(26)

Represents 100,000 shares that were issued to First Regional Bank FBO G. Driver upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(27)

Includes 100,000 shares which were issued to First Regional Bank FBO J. Burns upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(28)

Includes up to 200,000 shares that may be issued to Ms. Donahoo upon her exercise of an outstanding warrant issued to her in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share. (i) Ms. Donahoo is a former vice-president of the Company.

(29)

Includes up to 290,000 shares that may be issued to Mr. Dillon upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(30)

Includes up to 1,000,000 shares that may be issued to Ms. S. Corbett upon her exercise of an outstanding warrant issued to her in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(31)

Includes up to 100,000 shares that may be issued to Mr. Barich upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(32)

Includes up to 250,000 shares that may be issued to Mr. Greene upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(33)

Includes up to 50,000 shares that may be issued to Mr. R. Hinman upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(34)

Includes up to 250,000 shares that may be issued to Mr. C. Hinman upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(35)

Includes up to 300,000 shares that may be issued to Mr. Egger's estate upon its exercise of an outstanding warrant issued to Mr. Egger in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(36)

Represents 50,000 shares that were issued to Ms. Palley upon her exercise of an outstanding warrant issued to her in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(37)

Represents up to 1,000,000 shares that may be issued to Mr. Pittman upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

(38)

Includes up to 100,000 shares that may be issued to Boand Automotive upon its exercise of an outstanding warrant issued to it in connection with the Loan Transaction. The exercise price of the warrant is $0.10 per share.

Unless noted otherwise, the individual or entity does not have a material relationship with the Company other than ownership of the securities indicated above.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

EXPERTS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Snell & Wilmer L.L.P., Irvine, California.

The consolidated financial statements as of and for the years ended November 30, 2003 and 2002 included in this prospectus have been audited by J.H. Cohn LLP, independent registered public accounting firm, as stated in their report dated January 9, 2004 (except as noted therein), which is also included in this prospectus and includes an explanatory paragraph relating to the Company's ability to continue as a going concern. Such financial statements have been so included in reliance upon the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, any interest, direct or indirect, in our company or any of our subsidiaries. Nor was any such person connected with us, or any of our subsidiaries, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

AVAILABLE INFORMATION

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203 of the Delaware General Corporation Law, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, CA 91204-2991.

- F 1 -
______________________________________________________________________________

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
MultiCell Technologies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of MULTICELL TECHNOLOGIES, INC. (formerly, Exten Industries, Inc.) AND SUBSIDIARIES as of November 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MultiCell Technologies, Inc. and Subsidiaries as of November 30, 2003 and 2002, and their results of operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has sustained recurring losses and it had a working capital deficiency and an accumulated deficit at November 30, 2003. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result form the outcome of this uncertainty.

/s/ J. H. Cohn LLP

San Diego, California
January 9, 2004, except for Note 14
as to which date is April 1, 2004

- F 2 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
November 30, 2003 and 2002

	2003	2002

ASSETS

Current assets:
Cash and cash equivalents	$1,058,960	$43,892
Accounts receivable	4,586	35,181
Current portion of notes receivable		5,813
Other current assets	18,544	26,026

Total current assets	1,082,090	110,912

Property and equipment, net	123,932	154,295

License agreement, net of accumulated amortization $292,404 and $159,232	2,140,939	2,273,371
Notes receivable, net of current portion	260,000	237,949
Other assets	123,692	111,835

Total assets	$3,730,653	$2,888,362

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$625,002	$702,259
Current portion of notes payable, including $25,000 in default in 2003 and 2002	260,000	34,892
Current portion of related party notes payable	21,000
Current portion of deferred income	735,296	30,100
Other current liabilities	37,196	34,467

Total current liabilities	1,678,494	801,718

Non-current liabilities:
Notes payable, net of current portion	786,113	1,423,281
Deferred income, net of current portion	634,272
Other liabilities	172,603	119,695

Total non-current liabilities	1,592,988	1,542,976

Total liabilities	3,271,482	2,344,694

Minority interest	146,190	147,257

Commitments and contingencies

Stockholders' equity:
Common stock, $.01 par value; 200,000,000 shares authorized, 117,816,411 and 101,024,904 shares issued and outstanding	1,178,162	1,010,249
Additional paid-in capital	16,386,717	14,724,007
Stock subscriptions receivable		(70,000)
Deferred compensation costs	(24,916)	(24,916)
Accumulated deficit	(17,226,982)	(15,242,929)

Total stockholders' equity	312,981	396,411

Total liabilities and stockholders' equity	$3,730,653	$2,888,362

See accompanying notes on consolidated financial statements.

- F 3 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
For The Years ended November 30, 2003 and 2002

	2003	2002

Revenue	$365,166	$804,538

Operating expenses:
Selling, general and administrative	1,325,191	1,525,476
Research and development	482,309	548,840
Depreciation and amortization	166,387	167,344

Total operating expenses	1,973,887	2,241,660

Operating loss	(1,608,721)	(1,437,122)

Other income (expense):
Loss on sale of equipment	(1,522)
Interest expense	(205,144)	(124,464)
Amortization of discount on notes payable	(251,351)	(132,142)
Interest income	63,971	74,731
Amortization of discount on notes receivable	30,000	30,000
Write-off of note receivable	(12,353)
Minority interest in loss of subsidiary	1,067	12,334

Total other income (expense)	(375,332)	(139,541)

Net loss	$(1,984,053)	$(1,576,663)

Basis loss per share	$(0.02)	$(0.02)

Weighted average number of shares outstanding	106,086,899	99,458,556

See accompanying notes on consolidated financial statements.

- F 4 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
For The Years ended November 30, 2003 and 2002

	Common Stock		Additional Paid-in Capital	Stock Subscriptions Receivable	Deferred Compensation Costs	Accumulated Deficit	Total Stockholders' Equity

	Shares	Amount

Balance, November 30, 2001	97,629,444	$976, 294	$14,269,569	$(85,000)	$(8,250)	$(13,666,266)	$1,486,347
Issuance of stock for services	3,395,460	33,955	287,364	-	(16,666)		304,653
Partial extinguishment of receivable	-	-	-	15,000	-	-	15,000
Warrants and beneficial conversion rights issued in connection with borrowings	-	-	167,074	-	-	-	167,074
Net loss	-	-	-	-	-	(1,576,663)	(1,576,663)

Balance, November 30, 2002	101,024,904	1,010,249	14,724,007	(70,000)	(24,916)	(15,242,929)	396,411
Issuance of stock for services	7,329,919	73,298	480,907	-	-	-	554,205
Partial extinguishment of receivable	-	-	-	13,000	-	-	13,000
Cancellation of stock subscriptions	(570,000)	(5,700)	(51,300)	57,000	-	-	-
Conversion of convertible notes payable	7,588,422	75,883	986,772	-	-	-	1,062,655
Stock options exercised	2,443,166	24,432	246,331	-	-	-	270,763
Net loss	-	-	-	-	-	(1,984,053)	(1,984,053)

Balance November 30, 2003	117,816,411	$1,178,162	$16,386,717	$ -	$(24,916)	$(17,226,982)	$312,981

See accompanying notes on consolidated financial statements.

- F 5 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For The Years ended November 30, 2003 and 2002

	2003	2002

Cash flows from operating activities:
Net loss	$(1,984,053)	$(1,576,663)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	166,387	167,344
Amortization of discount on notes receivable	(30,000)	(30,000)
Amortization of discount on notes payable	251,351	132,142
Write-off of note receivable	12,353
Common stock issued for services	554,205	304,653
Minority interest in loss of subsidiary	(1,067)	(12,334)
Loss on sale of equipment	1,522
Changes in operating assets and liabilities:
Accounts receivable	30,595	4,819
Other current assets	7,482	57,502
Other assets	(11,857)	(23,295)
Accounts payable and accrued expenses	50,898	382,644
Other current liabilities	2,729
Deferred income	1,339,468	(387,025)
Other liabilities	52,908	106,261

Net cash provided by (used in) operating activities	442,921	(873,952)

Cash flows from investing activities:
Purchase of equipment	(6,614)	(13,758)
Proceeds from sale of assets	1,500
Principal payments on notes receivable	1,409	1,238

Net cash used in investing activities	(3,705)	(12,520)

Cash flows from financing activities:
Proceeds from notes payable	325,481	547,500
Payments of notes payable	(33,392)
Proceeds from exercised options and warrants	270,763
Proceeds from subscribed stock	13,000	15,000

Net cash provided by financing activities	575,852	562,500

Net increase (decrease) in cash and cash equivalents	1,015,068	(323,972)
Cash and cash equivalents, beginning of year	43,892	367,864

Cash and cash equivalents, end of year	$1,058,960	$43,892

Supplemental disclosures:
Interest paid	$205,144	$18,203

Non-cash Transactions:
Issuance of warrants and beneficial conversion rights in connection with borrowings		$167,074
Conversion of convertible notes payable into common stock	$1,062,655
Issuance of notes payable for accounts payable and accrued liabilities	$16,608	$33,392
Cancellation of stock subscriptions	$57,000

See accompanying notes on consolidated financial statements.

- F 6 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2003 and 2002

Note 1 - Summary of Organization and Significant Accounting Policies

Organization - MultiCell Technologies, Inc. (formerly Exten Industries, Inc.) is a holding company for its two subsidiaries, Xenogenics Corporation and MultiCell Technologies, Inc. (together the "Company"). Xenogenics was incorporated in February 1997 to focus on the research and development of Sybiol technology. In September 2001, the Company purchased MultiCell Technologies, Inc. ("MultiCell"), which was previously named MultiCell Associates, Inc. (see Note 6). MultiCell is in the business of the development and commercialization of hepatic cells, cell lines and associated products to be used in diagnostic and therapeutic applications. Management considers the Company's activities to be in one segment related to liver disease/ liver cell bio-technology.

On November 1, 2001 MultiCell entered into a collaborative research agreement with Pfizer, Inc. ("Pfizer") pursuant to which Pfizer began the process of validating the efficacy of MultiCell's immortalized hepatic cells in four different experimental models. Pfizer demonstrated the efficacy of these cell lines to the scientific community in October of 2002 and MultiCell began to receive revenues from licensing fees and product sales that management expects will be part of a continuous revenue stream. Accordingly, as of November 30, 2002, the Company was no longer a development stage company for accounting purposes.

Basis of Consolidation - The consolidated financial statements include the accounts of MultiCell Technologies, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents - The Company considers all unrestricted highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments - The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable approximate fair market value because of the short maturity of those instruments.

Credit Risk - It is the Company's practice to place its cash equivalents in high quality money market securities with one major banking institution. Periodically, the Company maintains cash balances at this institution that exceed the Federal Deposit Insurance Corporation insurance limit of $100,000 per bank. The Company considers its credit risk associated with cash and cash equivalents to be minimal. The Company does not require collateral from its customers. The Company closely monitors the extension of credit to its customers while maintaining an allowance for potential credit losses. On a periodic basis, management evaluates its accounts receivable and, if warranted, adjusts its allowance for doubtful accounts based on historical experience and current credit considerations. However, accounts receivable at November 30, 2003 and 2002 consist primarily of amounts due under contractual agreements. In the opinion of management, all accounts receivable related to contractual agreements are collectible; accordingly, the Company recorded no allowance for doubtful accounts.

Revenue Recognition - Through November 30, 2003, the Company's revenues have been generated primarily from contractual research activities and royalties on the license for the sale of cells through its sale and distribution agreement with XenoTech, LLC ("XenoTech"). Management believes such sources of revenue will be part of the Company's ongoing operations. The Company applies the guidance provided by Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements," ("SAB 104"). Under the provision of SAB 104, the Company recognizes revenue from commercial and government research agreements as services are performed, provided a contractual arrangement exists, the contract price is fixed or determinable and the collection of the contracted amounts is probable. In situations where the Company receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed. Deferred revenues associated with services expected to be performed within the next fiscal year are classified as a current liability. Deferred revenues associated with services expected to be performed at a later date are classified as non-current liabilities.

- F 7 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2003 and 2002

Note 1 - Summary of Organization and Significant Accounting Policies, continued

Property and Equipment - Property and equipment is valued at cost. Improvements to leased properties are amortized over their estimated useful lives or lease period, whichever is shorter. Depreciation for equipment and furniture is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized using the straight-line method over the remaining life of the lease.

License Agreements - Costs incurred to obtain license agreements are capitalized. The Company amortizes these costs on a straight-line basis over the term of the respective license agreement. Amortization totaled $132,432 for each of the years ended November 30, 2003 and 2002.

Impairment of long-lived assets - The impairment of long-lived assets that do not have indefinite lives, such as property and equipment and license agreements, is recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. The Company did not record any charges for the impairment of long-lived assets in 2003 or 2002.

Stock-Based Compensation - Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", provides for the use of a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". Entities electing to continue to use the intrinsic value method must make pro forma disclosures of net income or loss and earnings or loss per share as if a fair value method of accounting had been applied. The Company has elected to continue to account for its stock-based compensation to employees under APB 25. The required pro forma information is included in Note 12.

In accordance with the provisions of SFAS 123, all other issuances of common stock, stock options, warrants or other equity instruments to employees and non-employees as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). Generally, the fair value of any options, warrants or similar equity instruments issued will be estimated based on the Black-Scholes option-pricing model.

The Company issued 7,329,919 and 3,395,460 shares of common stock as consideration for consulting, professional and other services during the years ended November 30, 2003 and 2002, respectively. The aggregate estimated fair value of the shares at the respective dates of issuance was $554,205 and $304,653 during the years ended November 30, 2003 and 2002, respectively, all of which was charged directly to expense.

Research and Development Costs - Research and development costs are expensed as incurred.

Income Taxes - Deferred income taxes are provided for the estimated tax effects of temporary differences between income for tax and financial reporting. A valuation allowance is provided against deferred tax assets, where realization is uncertain. The income tax provision is the tax payable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Loss Per Share - The Company computed basic and diluted loss per share amounts for 2003 and 2002 pursuant to Statement of Financial Accounting Standards No. 128, "Earnings Per Share". The Company has incurred losses during the years ended 2003 and 2002. The assumed effects of the exercise of outstanding stock options and warrants, and the conversion of convertible notes payable were anti-dilutive and, accordingly, diluted per share amounts equal basic loss per share amounts and have not been presented in the accompanying consolidated statements of operations. The total number of potential common shares excluded from the calculation of diluted loss per share for the years ended November 30, 2003 and 2002 was 35,385,430 and 25,001,556, respectively.

- F 8 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2003 and 2002

Note 1 - Summary of Organization and Significant Accounting Policies, continued

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the dates of these financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Risks and Uncertainties - The Company is dependent on continued financing from investors and obtaining new research grants to sustain the development and other activities necessary to commercialize new products. Management is seeking additional financing in order to fund its future activities. There is no assurance, however, that such financing will be available, if and when needed, or if available, that such financing will be completed on commercially favorable terms, or that such development and other activities in connection with its planned products will be successful.

Environmental Remediation - Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the Company's commitment to a formal plan of action. As of November 30, 2003, no amounts have been accrued for environmental liabilities.

Note 2 - Going Concern Uncertainty

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of November 30, 2003, the Company has operating and liquidity concerns, has incurred an accumulated deficit of $7,226,982 as a result of recurring losses, has current liabilities that exceed current assets by $596,404 and is in default on certain notes payable (see Note 10). These factors, among others, create an uncertainty about the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to successfully acquire the necessary capital to continue its on-going research efforts and bring additional products to the commercial market. Management's plans to acquire future funding include sales of its proprietary media, immortalized cells and primary cells to the pharmaceutical industry through its sales and distribution agreement with XenoTech (see Note 7). Additionally, the Company continues to pursue research projects, government grants and capital investment. The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations as a going concern.

- F 9 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2003 and 2002

Note 3 - Notes Receivable

As of November 30, 2000, in connection with a letter of intent to purchase the outstanding common stock of Lexicor Medical Technology ("Lexicor"), the Company advanced a total of $600,000 for a note receivable from Lexicor and 83,333 common stock warrants. The Company allocated $17,500 to the warrants resulting in a discount on the note. The note has a stated interest rate of 10% per annum. Principal and interest were due and payable on May 31, 2001; however, according to its terms the note was automatically extended with principal and interest due January 2, 2005. As of November 30, 2001, the Company provided a valuation allowance of $305,000, thereby reducing the carrying amount of this long-term note receivable to $230,000. In the event of default, Lexicor must issue common shares to the Company equal to 51% of the issued and outstanding shares of Lexicor. Unpaid principal and accrued interest on this note receivable may be converted at any time until maturity into Lexicor common stock at a per share price of $6.00. All interest payments are current through November 30, 2003.

As of April 17, 2001, in connection with a letter of intent to purchase Armstrong Industries, Inc., ("Armstrong") the Company advanced $15,000 to Armstrong for a note receivable that was due May 1, 2002. On June 27, 2002, the Company informed Armstrong that it no longer had any intention of acquiring them. Interest is due from June 1, 2001 on the unpaid principal at the rate of 12% per annum. Armstrong was unable to repay the note in full. The Company agreed to a monthly payment schedule to repay the debt. Beginning June 15, 2002, Armstrong agreed to pay $558.67 per month for 33 months. On August 15, 2003, after not having received a payment for six months, the Company decided to declare the note in default and wrote off the $12,353 balance of the note as a bad debt.

Notes receivable at November 30, 2003 and 2002 are comprised as follows:

	2003	2002

Notes receivable	$600,000	$613,762
Less: discounts to net present value	(35,000)	(65,000)
Less: valuation allowance	(305,000)	(305,000)

Net notes receivable	260,000	243,762
Less: current portion	-	(5,813)

	$260,000	$ 237,949

- F 10 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2003 and 2002

Note 4- Property and Equipment

Property and equipment is valued at cost, less accumulated depreciation and amortization is comprised as follows:

	2003	2002

Lab equipment	$193,720	$192,590
Furniture and fixtures	27,109	30,585
Equipment	15,183	13,490
Leasehold improvements	42,625	40,995

	278,637	277,660
Less: Accumulated depreciation and amortization	154,705	123,365

Property and equipment, net	$123,932	$154,295

Depreciation and amortization expense for property and equipment totaled $33,955 in 2003 and $34,912 in 2002.

Note 5 - Real Estate Held for Sale

The Company owns a parcel of undeveloped land near the Grand Canyon. The land was originally purchased in February 1992 for $1,654,000. During the fiscal year ended November 30, 1995, the Company tested the land for impairment and expensed all but the remaining fair market value of $47,200. The Company is currently in arrears on property taxes and interest in the amount of $120,000. A tax sale for property taxes is pending and as management has been unable to obtain an appraisal of the fair market value of the land, no decision has been made as to whether to pay the taxes in arrears. Real estate held for sale is included in other assets and unpaid property taxes are included in accrued expenses.

Note 6 - License Agreement

In September 2001, the Company completed the purchase of MultiCell, one of its subsidiaries, and, as a result, it acquired MultiCell's exclusive license agreement with Rhode Island Hospital for the use of four patents owned by the hospital related to liver cell lines and liver assist devices. The primary patent acquired and being utilized is for immortalized hepatocytes (see Note 7). The license agreement had a net carrying value of $2,140,939 and $2,273,371 as of November 30, 2003 and 2002, respectively, which represented the original cost of $2,433,343 allocated in connection with the acquisition, net of accumulated amortization of $259,346 and $160,022 at November 30, 2003 and 2002, respectively. The license agreement is being amortized over an estimated useful life of approximately 18 years. Amortization expense totaled $132,432 for each of the years ended November 30, 2003 and 2002. The Company will pay the hospital a 5% royalty on net sales until it has paid a total of $550,000. As of November 30, 2003, no significant payments had been made on the royalty. After royalties totaling $550,000 have been paid, the Company pays a 2% royalty instead of a 5% royalty for the life of the patent

- F 11 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2003 and 2002

Note 7- XenoTech Agreement

During August, 2003, MultiCell signed an exclusive sales, manufacture and distribution agreement for the use of its cell lines by XenoTech, which is an unrelated party. The agreement, which is for a term of seven years, required XenoTech to make an initial payment of $800,000 to MultiCell for the right to distribute the cells and requires XenoTech to make royalty payments to MultiCell of 17.5% of net sales for the direct sale of its cells and 34% for any license agreements signed with pharmaceutical companies. XenoTech must bear all of the costs for its manufacturing and sales activities and make specified minimum periodic royalty payments totaling $18,000,000 during the contract to maintain distribution exclusivity. XenoTech also made a $700,000 royalty pre-payment as an advance against the first period minimum royalty payment of $800,000. The first period of the agreement is sixteen months, the next five periods are twelve months and the last period is eight months. MultiCell will only receive cash payments initially for 25% of the royalties it earns under the agreement with the balance applied against this $700,000 royalty pre-payment.

Note 8 - Income Taxes

The Company provides for income taxes using an asset and liability based approach. Deferred income tax assets and liabilities are recorded to reflect the tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company had net deferred tax assets of approximately $3,910,800 and $3,220,000 at November 30, 2003 and 2002 relating primarily to the net operating loss carry-forwards generated by its operations. For financial statement purposes, the deferred tax assets have been fully offset by valuation allowances due to the uncertainties related to the extent and timing of the Company's future taxable income.

A reconciliation of the expected income tax benefit at the U.S. Federal income tax rate to the income tax benefit actually recognized for the years ended November 30, 2003 and 2002 is set forth below:

	2003	2002

Expected income tax benefit	$(588,000)	$(536,065)
State income benefit, net of federal tax	(102,800)	(92,235)
Increase in valuation allowance	690,800	628,300

Income tax benefit	$0	$0

- F 12 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2003 and 2002

Note 8 - Income Taxes Continued

The Company's net operating loss carry-forwards expire as follows:

Year Loss Generated	Balance of Loss Carry-forwards	Year of Expiration

November 30, 1999 and prior	$5,264,158	2008 through 2019
November 30, 2000	1,025,963	2020
November 30, 2001	1,604,660	2021
November 30, 2002	1,516,313	2022
November 30, 2003	369,377	2023

	$9,780,471

Note 9 - Lease Commitments

The Company and its two subsidiaries lease a Warwick, Rhode Island facility that houses administration, research, development and manufacturing of human cells and cell lines. The operating lease requires aggregate monthly payments of $4,863 and continues through July 31, 2004. The future rental commitments under all operating leases subsequent to November 30, 2003 total $38,904 all of which is payable in the year ending November 30, 2004.

Rent expense was $54,493 and $128,329 for the fiscal years ended November 30, 2003 and 2002, respectively.

- F 13 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2003 and 2002

Note 10 - Notes Payable

Notes payable at November 30, 2003 and 2002 consisted of the following:

	2003	2002

Xenogenics convertible promissory note payable with interest at 10%, due on April 17, 2001, in default at November 30, 2003 and 2002 (A) (B)	$ 10,000	$ 10,000
Xenogenics convertible promissory note payable to a related party with interest at 8%, due on November 10, 2000, in default at November 30, 2003 and 2002 (A) (B)	15,000	15,000
Promissory note payable to a medical supplier with interest at 5.25%, due on or before February 9, 2004	125,000	125,000
Convertible promissory notes payable to investors with interest at 10%, due on varying dates in 2004, 2005 and 2006 (C) (H)	127,481	684,000
Convertible promissory note payable with interest at 12%, originally due on October 15, 2002 (D) (H)		50,000
Convertible notes payable to a related party with interest at 10%, due in 2007 (E) (H)	21,000	70,500
Convertible promissory notes payable to related parties with interest at 10%, due on varying dates in 2004 and 2005 (F) (H)	689,000	782,000
Promissory note payable to the Musculoskeletal Transplant Foundation with interest at 10% due June 10, 2004	100,000
Advance payable to a related party (G)	40,000
Promissory note payable for legal services with interest at 10%		33,392

Totals	1,127,481	1,769,892

Less:
Unamortized discounts attributable to warrants and beneficial conversion rights issued with certain promissory notes payable	(60,368)	(311,719)
Current portion of notes payable	(281,000)	(34,892)

Notes payable - long-term portion	$ 786,113	$1,423,281

- F 14 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2003 and 2002

Note 10 - Notes Payable continued:

(A)	The Company continues to accrue interest on all notes in default.
(B)	The Xenogenics convertible notes payable are convertible into a total of 13,333 shares of common stock of Xenogenics at $1.875 per share.
(C)

The notes are convertible into shares of the Company's common stock at prices that vary from $.10 to $.20 per share depending on when the notes are converted. The Company issued notes in the principal amount of $127,481 and $684,000 in the years ended November 30, 2003 and 2002, respectively. In addition, the Company issued a total of 17,435,000 warrants to purchase common stock exercisable at $.10 per share to the lenders on the respective dates of the issuances of the notes including 2,116,250 and 5,170,000 in the years ended November 30, 2003 and 2002, respectively. These warrants may only be exercised if the note is converted. The Company initially increased additional paid-in capital by $127,236 in 2002, based on the estimated fair value of the warrants (the fair market value of warrants issued in 2003 was not material) and reduced the carrying value of the convertible promissory notes payable by the same amount for the debt discount attributable to the fair value of the warrants. In addition, after the initial allocation of the loan proceeds to the relative fair values of the warrants and the notes in 2002, the fair value of the Company's common stock exceeded the effective conversion price of certain notes on their respective dates of issuance. Such excess, which represents beneficial conversion rights, totaled $39,837, which the Company recorded by increasing both debt discount and additional paid-in capital by that amount. The debt discount attributable to the warrants and the beneficial conversion rights is being amortized to interest expense over the term of the convertible notes. During 2003, $769,800 attributable to these notes ($678,000 of principal and $91,800 of accrued interest) was converted to 5,143,332 shares of common stock.

(D)

This note was issued in October 2001 and was originally convertible into shares of the Company's common stock at $.07 per share. In addition, the Company issued 715,000 common stock warrants to the lender at the date of the issuance of the note that were exercisable at $.10 per share. The Company initially increased additional paid-in capital by $21,450 based on the estimated fair value of the warrants and reduced the carrying value of the note by the same amount for the debt discount attributable to the fair value of the warrants. Such discount was fully amortized during the period from the issuance of the note to its original maturity date in October 2002. During 2002, the note went into default and the lender and the Company reached an agreement whereby (i) the note would be converted into 714,286 shares of common stock at the original conversion price of $.07 per share, (ii) the 715,000 warrants granted in 2001 would be cancelled and (iii) upon conversion of the note, the lender would receive warrants to purchase 2,000,000 shares of common stock exercisable at $.10 per share and 500,000 shares of common stock exercisable at $.12 per share through 2005. During 2003, the principal balance of $50,000 was converted to 714,286 shares of common stock, the old warrants were cancelled and the new warrants were issued.

(E)

In January, 2004, these notes will become convertible into shares of the Company's common stock at $.10 per share through December 31, 2004, $.15 per share through December 31, 2005 and $.20 per share through December 31, 2006. Should these notes be converted, 210,000 warrants to purchase shares at $.10 per share will be granted. During 2003, $60,918 attributable to these notes ($49,500 of principal and $11,418 of accrued interest) was converted to 304,589 shares of common stock. Due to the note conversion, 500,000 warrants to purchase shares at $.10 per share were granted.

(F)

Theses notes are convertible into shares of the Company's common stock from $.10 to $.20 per share. During 2003, $181,937 attributable to these notes ($157,000 of principal and $24,937 of accrued interest) was converted to 1,426,215 shares of common stock.

- F 15 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2003 and 2002

Note 10 - Notes Payable Continued

(G)

This advance from a related party will be converted in January 2004 into a promissory note bearing interest at 10% due and payable in January 2007. This note will be convertible into shares of the Company's common stock at $.10 per share through January 31, 2005, $.15 per share through January 31, 2006 and $.20 per share through January 31, 2007. Should the note be converted, 400,000 warrants to purchase shares at $.10 per share will be granted.

(H)

The Company is obliged to register for resale under the Securities Act of 1933 all of the shares issued upon conversion of these notes and the exercise of warrants issued in connection with these notes.

Interest expense of $175,209 and $111,058 and amortization of debt discount of $251,351 and $132,142 were attributable to notes payable to related parties in the fiscal years ended November 30, 2003 and 2002, respectively.

The maturities of notes payable in years subsequent to November 30, 2003 are as follows:

Year Ending November 30	Amount

2004	$281,000
2005	749,001
2006	97,481

Total	$1,127,482

Note 11 - Common Stock Reserved for Future Issuance

At November 30, 2003, the Company had reserved 35,625,430 shares of common stock for potential future issuances upon exercise of outstanding warrants and options, and conversion of convertible notes payable outstanding as follows:

Warrants	21,862,917
Stock options (Note 12)	8,198,334
Convertible notes (Note 10)	5,564,179

Total	35,625,430

At November 30, 2003, warrants to purchase 18,045,000 shares will become exercisable when related convertible notes payable are converted. All of the other warrants are exercisable in whole or in part, at any time and from time to time on or before the expiration date. These warrants are or will be exercisable at $.10 per share and expire at various dates from November 2010 through 2013.

- F 16 -
______________________________________________________________________________

MultiCell Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2003 and 2002

Note 12 - Stock Compensation Plans

Effective February 15, 2000, the Company adopted a 2000 Stock Incentive Plan and a 2000 Employee Benefit Plan which authorizes the granting of shares and options to employees, outside directors, consultants, and vendors. Under the Plans, awards are made in the form of restricted shares or options, which may constitute incentive stock options or nonstatutory stock options. Only employees of the Company are eligible for the grant of incentive stock options. The total number of options and restricted shares that could have been awarded under the 2000 Stock Incentive Plan initially was 5,000,000. As of the first day of each calendar year commencing January 1, 2001, this total will automatically increase by 2% of the total number of common shares then outstanding or 500,000 shares, whichever is less. The option price, number of shares, grant date, and vesting period are determined at the discretion of the Company's Board of Directors. The exercise price of each ISO granted under the plan must equal 100% of the market price of the Company's stock on the date of grant. The exercise price of each NSO grant under the plan cannot be less than 85% of the market price of the Company's stock on the date of grant. An option's maximum term is 10 years. As of November 30, 2003, the total number of options that were authorized for issuance under the 2000 Stock Incentive Plan had increased from 5,000,000 shares to 6,500,000. However, the Company has issued more options than were authorized under the 2000 Stock Incentive Plan. This was necessary to provide an incentive to key employees to stay with the Company or one of its subsidiaries. The Company intends to obtain stockholders' approval for an increase in the number of options authorized for issuance at its next stockholders' meeting.

On July 3, 2000, the Company filed with the Securities and Exchange Commission an S-8 registration statement (the "Registration Statement") in respect of its 2000 Employee Benefit Plan to register 35,000,000 shares of the Company's common stock issuable under the plan. One or more Performance Awards may be granted under the plan to any eligible person providing services to or for the Company. The value of such awards may be linked to the market value, book value or other measure of the value of the common stock or other specific performance criteria determined appropriate by the Board of Directors or the Compensation Committee (the "Committee"). The Board or the Committee may approve stock payments to eligible persons who elect to receive such payments in the manner determined by the Board or the Committee. The total number of shares that can be awarded under the 2000 Employee Benefit Plan is 35,000,000.

Prior to 2000, the Company had issued options with terms of up to 10 years and exercise prices of $.10 per share (the fair market value at the respective dates of grant) to various employees, officers and directors of the Company in return for various services rendered to the Company. Some of these options remained outstanding at November 30, 2003 and 2002.

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MultiCell Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2003 and 2002

Note 12 - Stock Compensation Plans Continued

Changes during the years ended November 30, 2003 and 2002 in stock options outstanding for the Company were as follows:

	2003		2002

	Shares	Weighted average exercise price	Shares	Weighted average exercise price

Options outstanding at beginning of year	9,555,000	$0.12	4,400,000	$0.15
Granted	2,350,000	$0.09	5,300,000	$0.08
Forfeited	(1,263,500)	$0.12	(145,000)	$0.15
Exercised	(2,443,166)	$0.11	-	$0.00

Options outstanding at end of year	8,198,334	$0.14	9,555,000	$0.12

Options exercisable at end of year	5,768,890		6,518,889

The following table summarizes information about stock options outstanding at November 30, 2003, all of which are at fixed prices:

Range of Exercise Prices	Number Outstanding At 11/30/03	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable At 11/30/03

$.06 - $.08	5,275,000	2.56 yrs	0.08	3,567,362
$.115 - $.20	1,598,334	1.94 yrs	0.12	876,528
$.21 - $.50	1,325,000	.46 yrs	0.28	1,325,000

	8,198,334			5,768,890

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MultiCell Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2003 and 2002

Note 12 - Stock Compensation Plans, continued

SFAS 123 provides for the use of a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic value method of accounting prescribed by APB 25. Entities electing to continue to use the intrinsic value method must make pro forma disclosures of net income or loss and earnings or loss per share as if a fair value method of accounting had been applied. In accordance with SFAS 123 and Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure."

The Company and Xenogenics, its subsidiary (see Note 13), have elected to continue to account for their stock-options issued to employees under APB 25. Since the exercise price of all of the options granted by the Company and its subsidiary to their employees has been equal to or greater than fair value, the Company has not recognized any earned or unearned compensation cost in its consolidated financial statements in connection with those options. The Company's historical net loss and basic net loss per share, and pro forma net loss and basic net loss per share, for the years ended November 30, 2003 and 2002 assuming compensation cost had been determined based on the fair value of all options at the respective dates of grant determined using a pricing model consistent with the provisions of SFAS 123 are set forth below.

	2003	2002

Net loss as reported	$ (1,984,053)	$ (1,576,663)
Stock-based employee compensation expense assuming a fair value based method has been used for all awards	248,082	932,750

Net loss - pro forma	$(2,232,135)	$(2,509,413)

Basic loss per share as reported	$(.02)	$(.02)

Basic loss per share - pro forma under SFAS 123	$(.02)	$(.03)

The fair value of each option granted by the Company was estimated on the date of grant using the Black-Scholes option pricing model, as permitted by SFAS 123, with the following weighted-average assumptions used for the years ended November 30, 2003 and 2002 as follows:

	2003	2002

Dividend yield	0%	0%
Expected volatility	84%	167%
Risk-free interest rate	2.9%	2.9%
Expected lives	3.0 years	2.3 years

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MultiCell Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2003 and 2002

Note 13 - Xenogenics Subsidiary and Minority Interest

As of November 30, 2003 and 2002, the Company owned 56.4% of the 2,659,004 outstanding common shares of Xenogenics, one of its subsidiaries.

Xenogenics had options to acquire 211,556 shares at $1.00 per share outstanding as of November 30, 2003 and 2002. The options had a weighted average contractual life of 2.5 years as of November 30, 2003.

Note 14 - Subsequent Event

On April 1, 2004, the name Exten Industries, Inc. was changed to MultiCell Technologies, Inc.

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MULTICELL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	Unaudited May 31, 2004	November 30, 2003

ASSETS
Current assets:
Cash and cash equivalents	$380,288	$1,058,960
Accounts receivable		4,586
Other current assets	5,195	18,544

Total current assets	385,483	1,082,090

Property and equipment, net	112,875	123,932

License agreement, net of accumulated amortization $358,670 and $292,404	2,074,723	2,140,939
Notes receivable, net of current portion	275,000	260,000
Other assets	108,692	123,692

Total assets	$2,956,773	$3,730,653

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$465,341	$625,002
Current portion of notes payable, including $25,000 in default in 2004 and 2003	125,000	260,000
Current portion of related party notes payable		21,000
Current portion of deferred income	735,296	735,296
Other current liabilities	22,356	37,196

Total current liabilities	1,347,993	1,678,494

Non-current liabilities:
Notes payable, net of current portion	629,113	786,113
Deferred income, net of current portion	281,674	634,272
Other liabilities	164,184	172,603

Total non-current liabilities	1,074,971	1,592,988

Total liabilities	2,422,964	3,271,482

Minority interest	146,190	146,190

Commitments and contingencies

Stockholders' equity:
Common stock, $.01 par value; 200,000,000 shares authorized, 122,108,708 and 117,816,411 shares issued and outstanding	1,221,085	1,178,162
Additional paid-in capital	17,406,639	16,386,717
Deferred compensation costs		(24,916)
Accumulated deficit	(18,240,105)	(17,226,982)

Total stockholders' equity	387,619	312,981

Total liabilities and stockholders' equity	$2,956,773	$3,730,653

The accompanying notes are an integral part of these condensed consolidated financial statements.

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MULTICELL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Three Months Ended May 31, 2004 and 2003

	2004	2003

Revenue	$176,299	$63,690

Operating expenses:
Selling, general and administrative	358,207	259,875
Research and development	117,328	104,429
Depreciation and amortization	40,777	41,871

Total operating expenses	516,312	406,175

Operating loss	(340,013)	(342,485)

Other income (expense):
Interest expense	(24,560)	(73,487)
Amortization of discount on notes payable	(12,926)	(44,876)
Interest income	17,650	15,238
Amortization of discount on notes receivable	7,500	7,500

Total other income (expense)	(12,336)	(95,625)

Net loss	$(352,349)	$(438,110)

Basic loss per share	$(0.00)	$(0.00)

Weighted average number of shares outstanding	121,474,216	105,760,783

The accompanying notes are an integral part of these condensed consolidated financial statements.

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MULTICELL TECHNOLOGIES, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Six Months Ended May 31, 2004 and 2003

	2004	2003

Revenue	$358,173	$179,024

Operating expenses:
Selling, general and administrative	926,647	491,386
Research and development	341,626	197,944
Depreciation and amortization	81,552	83,105

Total operating expenses	1,349,825	772,435

Operating loss	(991,652)	(593,411)

Other income (expense):
Loss on sale of equipment		(1,522)
Interest expense	(47,073)	(94,413)
Amortization of discount on notes payable	(26,481)	(89,644)
Interest income	37,083	30,504
Amortization of discount on notes receivable	15,000	15,000
Minority interest in loss of subsidiary		1,067

Total other income (expense)	(21,471)	(139,008)

Net loss	$(1,013,123)	$(732,419)

Basic loss per share	$ (.01)	$ (.01)

Weighted average number of shares outstanding	120,062,735	104,236,118

The accompanying notes are an integral part of these condensed consolidated financial statements.

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MULTICELL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
For the Six Months Ended May 31, 2004 and 2003

	2004	2003

Cash flows from operating activities:
Net loss	$(1,013,123)	$(732,419)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	81,552	83,105
Amortization of discount on notes receivable	(15,000)	(15,000)
Amortization of discount on notes payable	26,481	89,644
Amortization of deferred compensation	24,916
Common stock issued for services	131,581	537,692
Warrants issued for services	413,300
Minority interest in loss of subsidiary		(1,067)
Loss on sale of equipment		1,522
Changes in operating assets and liabilities:
Accounts receivable	4,586	47,929
Other current assets	13,349	3,143
Other assets	15,000
Accounts payable and accrued expenses	(129,388)	(397,995)
Other current liabilities	(14,840)
Deferred income	(352,598)	92,636
Other liabilities	(8,419)	79,086

Net cash used in operating activities	(822,603)	(211,724)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(4,279)	(9,017)
Proceeds from sale of assets		1,500
Principal payments on notes receivable		1,253

Net cash used in investing activities	(4,279)	(6,264)

Cash flows from financing activities:
Proceeds from notes payable	78,500	188,500
Payments of notes payable	(146,000)	(12,000)
Proceeds from exercised options and warrants	215,710

Net cash provided by financing activities	148,210	176,500

Net decrease in cash and cash equivalents	(678,672)	(41,488)
Cash and cash equivalents, beginning of period	1,058,960	43,892

Cash and cash equivalents, end of period	$380,288	$2,404

Non-cash Transactions:
Issuance of warrants and beneficial conversion rights in connection with borrowings		$34,296
Conversion of convertible notes payable into common stock	$302,254	$42,856
Issuance of notes payable for accounts payable and accrued expenses		$16,608

The accompanying notes are an integral part of these condensed consolidated financial statements.

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MULTICELL TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements and related notes of MultiCell Technologies, Inc. (Exten Industries, Inc. prior to April 1, 2004) and its subsidiaries (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") for Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring adjustments considered necessary for a fair presentation have been included. It is suggested that these condensed consolidated financial statements be read in conjunction with the condensed consolidated financial statements and notes thereto included in the Company's consolidated financial statements as of and for the year ended November 30, 2003. The results of operations for the three- and six-month periods ended May 31, 2004 are not necessarily indicative of the operating results anticipated for the fiscal year ending November 30, 2004.

REVENUE RECOGNITION

The Company's revenues have been generated primarily from contractual research activities and royalties on the license for the sale of cells through its sale and agreement with XenoTech LLC ("XenoTech") (see Note 7 in the November 30, 2003 consolidated financial statements). Management believes such sources of revenue will be part of the Company's ongoing operations. The Company applies the guidance provided by Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB 104"). Under the provisions of SAB 104, the Company recognizes revenue from commercial and government research agreements as services are performed, provided a contractual arrangement exists, the contract price is fixed or determinable and the collection of the contracted amounts is probable. In situations where the Company receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed. Deferred revenues associated with services expected to be performed within the next fiscal year are classified as a current liability. Deferred revenues associated with services expected to be performed at a later date are classified as non-current liabilities.

RECLASSIFICATIONS

Certain amounts in the 2003 consolidated financial statements have been reclassified to conform with the 2004 classifications.

2. SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest totaled $33,413 and $13,699 for the six-month periods ended May 31, 2004 and 2003, respectively.

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MULTICELL TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3. GOING CONCERN UNCERTAINTY

These condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of May 31, 2004, the Company has operating and liquidity concerns, has incurred an accumulated deficit of $18,240,105 as a result of recurring losses, has current liabilities that exceed current assets by $962,510 and is in default on certain notes payable (see Note 10 in the November 30, 2003 consolidated financial statements). These factors, among others, create an uncertainty about the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to successfully acquire the necessary capital to continue its on-going research efforts and bring additional products to the commercial market. Management's plans to acquire future funding include sales of its proprietary media, immortalized cells and primary cells to the pharmaceutical industry through its sale and distribution agreement with XenoTech. Additionally, the Company continues to pursue research projects, government grants and capital investment. The accompanying condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations as a going concern.

4. NOTES PAYABLE

During the year ended November 30, 2003 an investor, who is also a director of a subsidiary of the Company, assisted the Company by finding a group of investors that purchased 10% convertible notes from the Company in the principal amount of $78,500 and, as a result, obtained the right to purchase a 10% convertible note from the Company in an equivalent principal amount under the same terms at anytime for one year following the receipt of the group's investment. On February 20, 2004, the investor exercised that right, and the Company received proceeds of $78,500 from the sale of the 10% convertible note, which would have required the payment of principal and interest in February 2007. Immediately upon issuance, the investor exercised his right to convert the principal amount of the note into 785,000 shares of the Company's common stock at the stated conversion price of $0.10 per share. Pursuant to the agreement, the investor also received warrants to purchase 785,000 shares of the Company's common stock, which are exercisable at $0.10 per share at anytime through February 2014.

During the six months ended , other convertible notes (see Note 10 in the November 30, 2003 consolidated financial statements) plus accrued interest were converted into 1,608,870 shares of the Company's common stock at conversion prices ranging from $.10 to $.15 per share. A description of the notes and the principal amount and accrued interest that were converted follows:

Convertible promissory notes payable to investors with interest at 10% due on varying dates in 2004, 2005 and 2006	$127,481
Convertible notes payable to related parties with interest at 10%, due on varying dates in 2004 and 2005	66,000
Accrued interest	30,273

Total	$223,754

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MULTICELL TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

4. NOTES PAYABLE CONTINUED

As a result of the transactions described above, the Company issued a total of 2,393,870 shares of common stock upon the conversion of notes payable and accrued interest with an aggregate carrying value of $302,254 during the six months ended May 31, 2004.

As of , the Company had reserved 4,324,732 shares of common stock for issuance upon conversion of notes payable with a carrying value of $629,113 and accrued interest of $171,224 at conversion prices ranging from $.10 to $.15 per share.

5. WARRANTS

In addition to the warrants to purchase 785,000 shares of the Company's common stock exercisable at $.10 per share issued to the investor described in Note 4 herein, the Company issued warrants to purchase 696,667 shares of common stock for financial consulting services rendered at exercise prices ranging from $.06 to $.12 per share during the six months ended May 31, 2004. These warrants will expire from January 2008 to January 2013. The Company recognized consulting fee expense of $413,300 for the fair value of these warrants determined using the Black-Scholes option pricing model. During the six months ended May 31, 2004, the Company received proceeds of $113,000 from the exercise of 1,130,000 warrants at $.10 per share. As of May 31, 2004, warrants to purchase 21,742,729 shares of common stock were outstanding and exercisable at $.08 to $.12 per share.

6. COMMON STOCK, STOCK OPTIONS AND LOSS PER SHARE

During the six months ended , the Company issued 256,427 shares of common stock for employee bonuses, professional and other services and recognized a charge to selling, general and administrative expenses of $131,581 for those services based on the market value of the shares at the dates of issuance.

Changes during the six months ended in shares subject to stock options were as follows:

Options outstanding at November 30, 2003	8,198,334
Granted to officer at $.61 per share	500,000
Expired	(300,000)
Exercised at $.08 to $.21 per share resulting in proceeds of $102,710	(512,000)

Options outstanding at exercisable at $.06 to $.21 per share	7,886,334

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MULTICELL TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6. COMMON STOCK, STOCK OPTIONS AND LOSS PER SHARE CONTINUED

The Company accounts for stock options granted to employees based on their intrinsic values under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees, and Related Interpretations", and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", and the provisions of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an Amendment of FASB Statement No. 123" (see Note 12 in the November 30, 2003 consolidated financial statements). Since the exercise price of all of the options granted by the Company and its subsidiary to their employees has been equal to or greater than fair value, the Company has not recognized any earned or unearned compensation costs in its consolidated financial statements in connection with those options. The Company's historical net loss and basic net loss per share, and pro forma net loss and basic net loss per share, for the six months ended and 2003 assuming compensation cost had been determined based on the fair value of all options at the respective dates of grant using a pricing model consistent with the provisions of SFAS 123 are set forth below:

	Three Months Ended May 31		Six Months Ended May 31
	2004	2003	2004	2003

Net loss as reported	$(352,349)	$(438,110)	$(1,013,123)	$(732,419)
Stock-based employee compensation Expense assuming a fair value based method had been used for all awards	(42,773)	(16,598)	(85,546)	(116,598)

Net loss - pro forma	$(395,122)	$(454,708)	$(1,098,669)	$(849,017)

Basic loss per share - as report	$ (0.00)	$ (.01)	$ (.01)	$ (0.00)

Basic loss per share - pro forma	$ (.00)	$ (0.00)	$ (.01)	$ (0.01)

The fair value of each option granted by the Company to employees for the pro forma computations described above and the fair value of each warrant issued by the Company charged to consulting services (see Note 5 herein) during the three and six months ended May 31, 2004 was determined using the Black-Scholes option pricing method with the following weighted average assumptions: dividend yield at 0%, expected volatility at 84%, risk-free interest rate at 2.9%, and expected lives of 3.0 years.

The Company incurred losses during the three and six months ended May 31, 2004. The assumed effects of the exercise of outstanding stock options and warrants and the conversion of convertible notes payable were anti-dilutive and, accordingly, diluted per share amounts equal basic loss per share amounts and have not been presented in the accompanying condensed consolidated statements of operations. The total number of common shares potentially issuable upon exercise or conversion excluded from the calculation of diluted loss per share was 33,953,795 for the three and six months ended May 31, 2004.

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MULTICELL TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7. SUBSEQUENT EVENTS

On July 13, 2004, we completed a $2 million financing through the sale of 20,000 shares of our Series I Convertible Preferred Stock (the "Series I Preferred Stock") at $100 per share. The financing was completed in a private placement with the Mercator Advisory Group and its related funds. We received the first $1 million on July 13, 2004, and will receive the second $1 million on the day which is two days following our initial filing of this registration statement. Each share of our Series I Preferred Stock is convertible at any time into shares of our common stock at 80% of the average of the lowest three inter-day trading prices of our common stock during the ten consecutive trading days immediately preceding the conversion date, with a maximum conversion price of $0.20 per share and a minimum conversion price of $0.05 per share.

As part of this financing, we issued three-year warrants to the Mercator Advisory Group and its related funds entitling them to purchase an aggregate of 5,000,000 shares of our common stock at the lower of $0.20 per share or the average of the ten closing prices of our common stock during the ten trading days immediately preceding the exercise date. We also paid to Mercator Advisory Group $100,000 as due diligence fees and $15,000 as reimbursement of legal expenses. The Series I Preferred Stock is non-voting, bears no dividend, and has a preference of priority in liquidation over common and prior or subsequent series of preferred stock, if any.

In connection with the financing, we also paid $160,000 to Ascendiant Securities, LLC, as placement agent, and issued to Ascendiant Securities, LLC a three-year warrant to purchase up to 800,000 shares of our common stock at the lower of $0.20 per share or the average of the ten closing prices of our common stock during the ten trading days immediately preceding the exercise date.

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WHERE TO LEARN MORE ABOUT US

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, relating to the shares of our common stock being offered by this prospectus. For further information pertaining to our common stock and the shares of common stock being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the SEC. In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, we file reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov. Our common stock is traded on The Over The Counter Bulletin Board Market under the symbol "MUCL."

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

		Common Stock
__________________________________

TABLE OF CONTENTS

SUMMARY INFORMATION	6	_________________ PROSPECTUS _________________ Dated August 10, 2004
RISK FACTORS	8
FORWARD-LOOKING STATEMENTS	12
USE OF PROCEEDS	12
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	13
DESCRIPTION OF BUSINESS	14
MANAGEMENT'S DISCUSSION AND ANALYSIS	18
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSON	23
EXECUTIVE COMPENSATION	24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	26
DESCRIPTION OF SECURITIES	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	28
PLAN OF DISTRIBUTION	28
SELLING STOCKHOLDERS	29
LEGAL PROCEEDINGS	33
EXPERTS	33
INTEREST OF NAMED EXPERTS AND COUNSEL	33
AVAILABLE INFORMATION	33
INDEX TO FINANCIAL STATEMENTS	34
CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES	62
WHERE TO LEARN ABOUT US	62
EXHIBITS

_____________________________________________________________________________________________

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of fiduciary duty as a director. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit that is obtained. Article TENTH of our amended Certificate of Incorporation includes the following language limiting the liability of, and providing indemnification for, directors:

A Director of the Corporation shall not be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Directors duty of loyalty to the Corporation or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived on improper personal benefit (the "Director Liability Provision").

The Director Liability Provision does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, under Delaware Law, the limitation liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to us or our stockholders for negligent acts or omissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of our company, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers. These provisions may cover actions undertaken by the Board of Directors, which may serve as the basis for a claim against us under the federal and state securities laws.

Delaware law provides a detailed statutory framework covering indemnification of our directors, officers, employees or agents against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) in any action by the corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Certificate (the "Indemnification Agreements"). We believe that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding ("Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with our company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of our company and applicable law so provides, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to us.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

SEC registration fee	$1,941
Printing and engraving expenses	1,000
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Miscellaneous	1,000

Total	$18,941

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

1.

During fiscal year 2003, we issued thirteen convertible notes in the aggregate principal amount of $184,981. The notes are convertible into shares of our common stock at the following conversion rates:

	(1)	$.10, if converted during the first twelve (12) months after the date of the related agreement;
	(2)	$.15, if converted after the twelfth (12th) and through the twenty-fourth (24th) month of the related agreement; and
	(3)	$.20, if converted after the twenty-fourth (24th) month of the related agreement and prior to the maturity date.

The above transactions were issued in reliance upon the exemption provided under Section 4(2) of the Securities Act of 1933, as amended, on the basis that the securities were issued under circumstances not involving a public offering.

ITEM 27. EXHIBITS

3.1	Certificate of Designations of Preferences and Rights of Series I Convertible Preferred Sock *
5.1	Opinion of Snell & Wilmer LLP *
10.1	Subscription Agreement dated as of July 13, 2004, among the Registrant and Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., Monarch Pointe Fund, Ltd., and Mercator Advisory Group, LLC *
23.1	Consent of Snell & Wilmer LLP (contained in Exhibit 5.1) *
23.2	Consent of J. H. Cohn LLP *

*	Filed herewith.

ITEM 28. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 10, 2004.

MULTICELL TECHNOLOGIES, INC.

By: /s/ W. Gerald Newmin
        W. Gerald Newmin,
        Chairman, Chief Executive Officer,
        President, and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, W. Gerald Newmin, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the Offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

SIGNATURE	TITLE	DATE

/s/ W. Gerald Newmin W. Gerald Newmin	Chairman, Chief Executive Officer, President and Director	August 10, 2004
/s/ Dr. Janice DiPietro Dr. Janice DiPietro	Chief Financial Officer	August 10, 2004
/s/ Stephen Chang Stephen Chang	Director	August 10, 2004
/s/ Thomas A. Page Thomas A. Page	Director	August 10, 2004
/s/ Ann Ryder Randolph Ann Ryder Randolph	Director	August 10, 2004
/s/ Edward Sigmond Edward Sigmond	Director	August 10, 2004